UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Sapient Corporation
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April 28, 2009

Alan J. Herrick
President and Chief Executive Officer

Dear Stockholder,

We invite you to join us at the Annual Meeting of Stockholders of Sapient Corporation, a Delaware corporation. The meeting will be held on Thursday, June 4, 2009 at 9:00 a.m. local time at the Company’s headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116.

This booklet describes how you may participate in our Annual Meeting, whether or not in person, and includes the Notice of Annual Meeting of Stockholders and Sapient’s 2009 Proxy Statement, which describe the formal agenda for the meeting.

In addition to addressing the specific agenda items at the meeting, we will present a general overview of our operations and ongoing strategy, and will be happy to respond to stockholder questions properly brought before the meeting.

For your convenience, our 2009 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://www.proxyvote.com.

Alan J. Herrick
President and Chief Executive Officer

SAPIENT CORPORATION
131 Dartmouth Street
Boston, Massachusetts 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of the Stockholders of Sapient Corporation (the “Annual Meeting”) will be held at the offices of Sapient Corporation (“Sapient” or the “Company”), located at 131 Dartmouth Street, Boston, Massachusetts on Thursday, June 4, 2009, at 9:00 a.m. (local time).

The purpose of the Annual Meeting is to take action on the following proposals:

One:	To elect eight directors to serve on our Board of Directors until our 2010 Annual Meeting of Stockholders;

Two:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

Three:	To act on any additional business that may properly come before the Annual Meeting.

If the Annual Meeting is adjourned or postponed for any reason, any action remaining to be taken on the above matters will be resumed on the date to which the meeting is adjourned or postponed.

The record date for the Annual Meeting is April 10, 2009. Only stockholders of record as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

Your vote is very important and is being solicited by our Board of Directors.  Instructions on how to vote, a discussion of the above proposals, and significant information about the Company may be found in our 2009 Proxy Statement (our “Proxy Statement”) attached to this Notice. Please carefully review the Proxy Statement and submit your vote at your earliest opportunity using any of the methods available to you as described on the accompanying proxy card and voting instructions. If you plan to attend the Annual Meeting in person, please check the appropriate box on your proxy card prior to submission.

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow us to furnish these proxy materials and our 2008 Annual Report on Form 10-K (our “Annual Report”) to stockholders on the Internet. We believe posting these materials on the Internet enables us to provide stockholders with necessary information more quickly, lowers costs of printing and delivery and reduces the environmental impact of our annual meetings of stockholders.

By Order of the Board of Directors,

Kyle A. Bettigole
Assistant Secretary

Boston, Massachusetts
April 28, 2009

IMPORTANT NOTICE

This Proxy Statement, proxy card and voting instructions, together with our Annual Report (without exhibits), are being distributed to our stockholders of record on or about April 28, 2009. A complete set of these proxy materials is available on the Internet at http://www.proxyvote.com.

SAPIENT CORPORATION
131 Dartmouth Street
Boston, Massachusetts 02116

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held on June 4, 2009

Information About the Annual Meeting

Why did I receive these proxy materials?

You received this proxy statement (this “Proxy Statement”), accompanying proxy card or voting instruction form, and our Annual Report on Form 10-K for the year ended December 31, 2008 (without exhibits) (our “Annual Report”) because the Board of Directors of Sapient Corporation is soliciting your proxy to vote at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”). In these materials, we refer to Sapient Corporation as “Sapient,” “Company,” “we,” “us,” and “our.”

What proposals are being considered at the Annual Meeting?

The proposals listed in the Notice of Annual Meeting of Stockholders are the matters that will be voted on at the Annual Meeting.

How many votes are needed to approve the proposals?

Proposal One:	The eight nominees who receive the greatest number of votes cast will be elected as directors.

Proposal Two:	The ratification of the selection of our independent registered public accounting firm requires that votes cast “For” the proposal exceed votes cast “Against” the proposal.

If you vote to withhold authority to vote for any individual director nominee(s) or if you vote to “Abstain” from Proposal Two, your votes will not be included in the vote tally for such proposal and will have no effect on the results of the vote.

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 10, 2009, the record date, will be entitled to vote at the Annual Meeting.

Stockholder of Record — If you own shares of our common stock and those shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, or a “record holder.” As a record holder, you may vote in person at the Annual Meeting or by proxy.

Beneficial Owner — If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the “beneficial owner” of shares held in “street name,” and these proxy materials have been or will be forwarded to you by your broker, bank or other nominee. For purposes of voting at the Annual Meeting, the broker, bank or other nominee holding your account is considered to be the record holder, but as a beneficial owner you have the right to direct your broker, bank or other nominee on how to vote the shares in your account.

If you are a beneficial owner, you are invited to attend the Annual Meeting but may not vote your shares in person unless you request and obtain a valid proxy issued in your name from your broker, bank or other nominee. To vote your shares in person at the Annual Meeting, you are required to present the following items to the Corporate Secretary before the voting begins: (a) picture identification; (b) an account statement or letter from the record holder, indicating that you owned the stated shares as of the record date; and (c) a proxy from the record holder issued in your name.

How do I vote my shares?

You are entitled to one vote for each share of our common stock owned by you as of the record date. Whether or not you plan to attend the Annual Meeting, please carefully review this Proxy Statement and submit your proxy promptly by one of the methods available to you, as described below.

•	Stockholders of record are requested to submit a proxy by telephone or Internet, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-prepaid envelope.

•	Beneficial owners are requested to submit voting instructions to the broker, bank or other nominee via telephone, Internet, or as otherwise specified on the voting instruction form provided by your broker, bank or other nominee.

If you vote by telephone or the Internet, you do not need to return your proxy card or voting instruction form. Instead, please follow the instructions on your proxy card or voting instruction form for telephone and Internet voting. So long as your proxy is received prior to the vote at the Annual Meeting and not revoked, your shares will be voted as directed on your proxy. To make certain that your vote will be received in time, please cast your vote, by your choice of available means, at your earliest opportunity.

If you plan to attend the Annual Meeting and need directions to the Company’s headquarters, please contact our Investor Relations department at the address listed on the Notice of Annual Meeting of Stockholders or by email at ir@sapient.com.

How will my shares be voted if I submit my proxy but don’t provide specific instructions?

If you submit a properly executed proxy and do not provide specific instructions, the proxy will be voted for the election of each of the director nominees, and for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. If other matters are presented at the Annual Meeting, proxies will be voted on such other matters in accordance with the discretion of the proxy holders. At this time, we do not know of any other matters that will be presented at the Annual Meeting.

May I change my vote after submitting my proxy or voting instruction form?

•	If you are a stockholder of record, you may revoke a proxy at any time before it has been exercised at the Annual Meeting by filing a written revocation with the Secretary of the Company at our headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting.

•	If you voted by telephone or the Internet, you may change your vote with a timely and valid later telephone or Internet vote, as the case may be.

•	Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has previously been submitted. The presence of a stockholder at the Annual Meeting (without further action) will not constitute revocation of a previously submitted proxy.

•	If you are the beneficial owner of your shares, you may change previously delivered voting instructions by following the procedure set forth in the voting instruction form provided by your broker, bank or other nominee.

What is a quorum requirement?

To be valid, the Annual Meeting must have a quorum of stockholders present. A quorum of stockholders will be deemed present if at least a majority of the total number of shares of common stock outstanding and entitled to vote as of the close of business on the record date is present or represented by proxy at the Annual Meeting. For purposes of a quorum, abstentions, votes withheld from a director nominee, and “broker non-votes” will be counted as present. As of the close of business on the record date, 127,408,685 shares of our common stock were outstanding and entitled to vote. Thus, for a quorum to exist, 63,704,344 shares must be present or represented by proxy at our Annual Meeting.

A “broker non-vote” is a proxy submitted by a broker or other nominee for a matter over which the broker or other nominee does not have discretionary voting power and for which such broker or other nominee has not received instructions from the beneficial owner or other person entitled to vote the shares represented by the proxy. Because a broker or other nominee may vote shares for the election of directors and for the ratification of the independent registered public accounting firm without receiving instructions from the beneficial owners, there will not be any “broker non-votes” on these proposals.

Important Notice Regarding the Availability of Proxy Materials for the Sapient Corporation Annual Meeting of Stockholders to be Held on June 4, 2009

This Proxy Statement and our Annual Report are available free of charge at http://www.proxyvote.com.

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (with or without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Sapient Corporation Investor Relations Department, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116; or by e-mail to ir@sapient.com.

Electronic Delivery of Future Stockholder Communications

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By opting for electronic delivery of documents, you will receive stockholder communications such as our Proxy Statement and Annual Report as soon as they become available, and may vote via Internet on the matters to be decided at the Annual Meeting. Choosing electronic delivery reduces the number of bulky documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

To obtain electronic delivery of future mailings, visit http://www.icsdelivery.com/sape and enter information for all of your Sapient stockholdings. Your enrollment will be effective until you cancel it by following the instructions provided on the website. If you have questions about electronic delivery, please contact our Investor Relations department by mail at the address noted above or by e-mail at ir@sapient.com.

Householding of Proxy Materials

Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Investor Relations department at the address or website listed above or call us at (617) 621-0200. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Investor Relations department at the mail or e-mail address listed above.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal for consideration at our Annual Meeting is the election of eight directors. Upon the recommendation of our Governance and Nominating Committee, the Board of Directors has nominated James M. Benson, Hermann Buerger, Darius W. Gaskins, Jr., Alan J. Herrick, J. Stuart Moore, Bruce D. Parker, Ashok Shah and Vijay Singal for election as directors (collectively, the “director nominees”), each of whom currently serves as a director of the Company. Information about our director nominees can be found on page 7 of this Proxy Statement.

If elected, each director nominee will serve as a director until our 2010 Annual Meeting, until his successor is duly elected and qualified, or until his death, resignation or removal.

Each of the director nominees has indicated his willingness to serve as a member of our Board of Directors, if elected. However, if any of the director nominees should be unwilling or unable to stand for election, the person acting under the proxy may vote the proxy “FOR” a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected.

The eight director nominees receiving the highest number of “FOR” votes by the shares entitled to be voted will be elected. The persons named in the enclosed proxy card will vote each proxy “FOR” the election of the director nominees unless authority to vote for the election of one or more of the nominees is withheld by marking the proxy card to that effect. Broker non-votes will be voted “FOR” the election of each of the eight director nominees.

For more information about our Board of Directors and its Committees, including the nomination process, see “Information About Our Directors and Corporate Governance” beginning on page 7 of this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal for consideration at our Annual Meeting is to ratify the selection, made by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2009.

PwC has served as our independent registered public accounting firm since 1999 and is independent with respect to the Company and its subsidiaries. We have been advised by PwC that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions, and to make a statement if he or she so desires.

Statement of Independent Registered Public Accounting Firm Fees and Services

The professional services provided by PwC and the aggregate fees for those services rendered to Sapient during the years ended December 31, 2008 and 2007 were as follows:

	2008*	2007

Fees for Services Rendered
Audit Fees(1)	$2,567,000	$2,759,000
Audit-Related Fees(2)	$261,400	—
Tax Fees(3)	$134,100	—
All Other Fees(4)	$3,000	$23,800

Total	$2,965,500	$2,782,800

*	All PwC services provided in 2008 were pre-approved by the Audit Committee.

(1)	Audit Fees. These fees include services performed by PwC in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K; the review of our interim financial statements as included in our Quarterly Reports on Form 10-Q; the audit of our internal controls over financial reporting; and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. These fees are for services provided by PwC such as accounting consultations and any other audit and attestation services not required by applicable law.

(3)	Tax Fees. These fees include all services performed by PwC for non-audit related tax advice, planning and compliance services.

(4)	All Other Fees. These fees include licenses to web-based accounting and finance reference materials.

Although stockholder approval of the Audit Committee’s selection of PwC is not required by law, the Board of Directors believes it is advisable to afford stockholders an opportunity to ratify this selection. Even if the selection of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm or firms, in whole or in part, at any time during the year, should it determine that such a change is in the best interests of the Company and its stockholders.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted “FOR” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of PwC, although it may elect to continue to retain PwC. Broker non-votes will be voted “FOR” the ratification of the selection of PwC as our independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Report of the Audit Committee of the Board of Directors

The report by this Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

On behalf of the Company’s Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of Sapient’s financial statements and reports; compliance with laws, regulations and corporate policies; and the independent registered public accounting firm’s qualifications, performance and independence.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2008 and management’s assessment of internal controls over financial reporting as of December 31, 2008. PwC, the Company’s independent registered public accounting firm in 2008, issued its report on the Company’s financial statements and the operating effectiveness of the Company’s internal control over financial reporting, the details of which are set forth in the Company’s Annual Report.

Additionally, the Committee has discussed with PwC the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees. The Committee also has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board, and discussed PwC’s independence from the Company and its management.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report.

The members of the Committee are not professionally engaged in the practice of accounting or auditing, however the Board of Directors has determined that Hermann Buerger, Committee Chairperson, and Committee member Vijay Singal are each an “audit committee financial expert” within the meaning of SEC rules and regulations and applicable Nasdaq listing standards. The Committee’s oversight is intended to provide direction on the basis of the Committee members’ financial and accounting experience and information it receives from, and discussions with, the auditors and Company management. In order to provide this oversight, Committee members rely on the information provided to them and on the representations made by management, internal auditors and the Company’s independent registered public accounting firm. As a result, the Committee does not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is, in fact, “independent.”

Hermann Buerger, Chairperson
Darius W. Gaskins, Jr.
Vijay Singal

Information About Our Directors and Corporate Governance

Director Nominees

Our director nominees are listed below, with their principal occupation and business experience for at least the last five years, the names of other publicly held companies of which they serve as a director, and their age and length of service as a member of our Board of Directors, as applicable.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

James M. Benson	62	2007	Mr. Benson has been a director since August 2007 and currently serves as Risk Committee chair. Mr. Benson is the Chief Executive Officer of Clark Benson LLC (“Clark Benson”), a position he has held since January 2006, and a principal of its parent company, Clark Wamberg, LLC, a position he has held since the company’s formation in February 2007. Mr. Benson served as a director of Clark, Inc., the former parent company of Clark Benson, from January 2006 until March 2007.
			Prior to joining Clark Benson, Mr. Benson served as President and Chief Executive Officer of John Hancock Life Insurance Company, a division of Manulife Financial, from 2002 to 2006. From 1997 to 2002, Mr. Benson served as President of MetLife’s Individual Business enterprise, as well as Chairman, President and Chief Executive Officer of two separate MetLife affiliates: New England Financial and GenAmerica Financial Corporation.
Hermann Buerger	65	2006	Mr. Buerger has been a director and Audit Committee chair since June 2006. Mr. Buerger was employed by Commerzbank AG from 1972 through 2004, holding a variety of senior executive positions, focusing on commercial lending for multinational businesses. Mr. Buerger retired from Commerzbank AG as Chief Executive Officer and regional board member for the Americas. Mr. Buerger currently is a director and chairman of the audit committee of EMS Technologies. Mr. Buerger also is a director and member of the audit committee of Alpha Natural Resources.
Darius W. Gaskins, Jr.	69	1995	Mr. Gaskins has been a director since September 1995, and has served as Chairman of the Board of Directors and Governance and Nominating Committee chair since June 2008. Mr. Gaskins is a founding partner of Norbridge, Inc., formerly Carlisle, Fagan, Gaskins & Wise, Inc., a management consulting firm.
Alan J. Herrick	43	2006	Mr. Herrick has served as a director and Sapient’s President and Chief Executive Officer since October 2006. Prior to his current position, Mr. Herrick served as Executive Vice President in charge of Sapient North America and Europe. Mr. Herrick joined Sapient in 1995. Prior to joining Sapient, Mr. Herrick held management positions at PSE&G, Prudential, Home Holdings (a division of Zurich Insurance) and several other financial services institutions.
J. Stuart Moore	47	1991	Mr. Moore co-founded Sapient Corporation in 1991 and served as the Company’s Co-Chairman of the Board of Directors and Co-Chief Executive Officer from the Company’s inception until June 1, 2006, at which point Mr. Moore stepped down as Co-Chief Executive Officer. Mr. Moore continued to serve as the Co-Chairman of the Board of Directors until he elected to step down on October 16, 2006 to allow for an independent chairman.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

Bruce D. Parker	61	1995	Mr. Parker has been a director since September 1995 and currently serves as Compensation Committee chair. He served as Executive Vice President of Sapient from December 1999 until his retirement in July 2002. Mr. Parker served as the Chairman, CEO and President of AirNet Systems, Inc., an Express Cargo Airline, from December 2006 until completion of the sale of AirNet Systems, Inc. to a private equity fund in 2008. Mr. Parker resigned from the Board of Directors of AirNet Systems, Inc. in February 2009. He also serves as President of the IT Management Group LLC, a consulting company he founded after retiring from Sapient in 2002.
			Prior to joining Sapient, Mr. Parker served as Senior Vice President and Chief Information Officer at United Airlines, Inc. from December 1997 until December 1999. From September 1994 to December 1997, Mr. Parker was Senior Vice President — Management Information Systems and Chief Information Officer at Ryder System, Inc., a transportation company. Prior to joining Ryder System, Inc., Mr. Parker was an officer of American Airlines and Sabre Computer Services Ltd.
Ashok Shah	57	2008	Mr. Shah has been a director since June 2008. Currently, Mr. Shah is Managing Partner of CEPS Consulting, LLC, a consulting firm founded by Mr. Shah that provides advisory services to IT/Telecom services and software firms and enterprise clients. From November 2003 to March 2008, Mr. Shah was Vice President and Managing Partner of the Global Professional Business Division of Alcatel-Lucent. Prior to joining Alcatel-Lucent, Mr. Shah held various positions with Digital Equipment, Compaq Computer Corporation and Hewlett-Packard, including: General Manager of IT Services (New York); Subsidiary Manager of IT Services (Iran); Country Manager for the Software Division (India); Asia Pacific Manager for the Systems Integration Division (Hong Kong and Singapore); and Vice President of Professional Services Division for North America Compaq (Houston). Mr. Shah currently serves on the Engineering Leadership Board of the University of Houston Cullen College of Engineering. Mr. Shah also serves as a member of the Executive Advisory Council for the College of Business Administration at Rider University in New Jersey.
Vijay Singal	54	2008	Dr. Singal has been a director since June 2008. Currently, Dr. Singal is the Department Head of the Department of Finance at Pamplin College of Business, Virginia Polytechnic Institute and State University, a position he has held since 2003. Dr. Singal has served as a J. Gray Ferguson Professor of Finance at the university since 2002, and held other academic positions there beginning in 1992. Prior to joining academia, Dr. Singal was at the Oil and Natural Gas Corporation (India) for a period of ten years in various positions, finally as a Joint Director of Finance.
			Additionally, Dr. Singal served as a member of the Board of Trustees and a member of the Audit Committee of New River Funds, a fund complex comprising two funds, from 2003 to 2008. Dr. Singal has also provided his services as a consultant and partner to a New Jersey-based securities trading company since 2005.

Independence of our Board of Directors and its Committees

The listing rules established by Nasdaq require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. This means that each independent director has no relationship that would interfere with his exercise of independent judgment. Our Board of Directors consults with legal counsel to ensure that our Board’s determination with respect to the definition of “independent” is consistent with current Nasdaq listing rules.

Our Board of Directors reviewed all relevant transactions or relationships between each director, or any of his family members, and Sapient, and our senior management, and the Board has affirmatively determined that each of our current directors, other than Alan J. Herrick (our President and Chief Executive Officer) and J. Stuart Moore (a current director and our former co-chief executive officer and co-founder), is an independent director under the applicable guidelines noted above. The Board specifically reviewed a related party transaction involving James M. Benson, a director nominee, and Pearl Meyer & Partners, a company that formerly provided Sapient compensation consulting services, and has affirmatively determined that the former relationship does not interfere with Mr. Benson’s independent judgment. See “Benson Relationship to Company Consultant” on page 46 of this Proxy Statement for specific information concerning this relationship.

Our Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Risk Committee. Other than the Risk Committee, each of these committees consists solely of Board members who meet the standards for independence required under current Nasdaq listing rules, SEC rules and applicable securities laws and regulations.

Board and Committee Meetings

Our Board of Directors, together with its committees, meets periodically throughout the year, as needed, to direct management of the Company. In 2008, the Board of Directors held ten meetings and took action without a formal meeting by unanimous written consent once. Each director attended at least 82% of the aggregate of the meetings of the Board and of the regular meetings of the committees on which he served. Mr. Cunningham served as Chairman of the Board until the Company’s 2008 Annual Meeting on June 5, 2008, at which time Darius W. Gaskins, Jr. became Chairman of the Board. Our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Director Attendance at Annual Meetings

We encourage, but do not require, our directors to attend our Annual Meetings. All directors attended the Company’s 2008 Annual Meeting.

Audit Committee

The Audit Committee of our Board of Directors, among other responsibilities, reviews our auditing, accounting, financial reporting and internal control functions, and selects our independent registered public accounting firm. See “Report of the Audit Committee of the Board of Directors” on page 6 of this Proxy Statement. The Audit Committee met nine times and took action without a formal meeting by unanimous written consent once in 2008.

The current members of the Audit Committee are Hermann Buerger, Darius W. Gaskins, Jr. and Vijay Singal, each of whom is an independent director within the meaning of applicable Nasdaq listing rules, SEC rules and applicable securities laws and regulations, and each of whom is able to read and understand the Company’s financial statements and has not participated in the preparation of the Company’s or its subsidiaries’ financial statements in the last three years as required by the applicable Nasdaq listing standards. Mr. Buerger serves as the Chairperson of the committee. Our Board of Directors has determined that each of Mr. Buerger and Dr. Singal is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and have the requisite financial sophistication required by the applicable Nasdaq listing standards.

Under its charter, the committee may form and delegate authority to subcommittees consisting of one or more members of the committee, as appropriate. Unless otherwise specifically determined by the committee, its Chairperson will serve as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Pre-Approval Policies and Procedures

The Audit Committee is required to review and approve the proposed retention of an independent registered public accounting firm to perform any proposed permissible audit-related and non-audit services, as outlined in its charter. The committee has specified certain types of prohibited “non-audit” services that the Company is not authorized to obtain from PwC, as well as types of audit-related and “non-audit” services that are permitted and pre-approved pursuant to the terms of the Audit and Non-Audit Services Pre-Approval Policy adopted by the committee in June 2008. Under this policy, any proposed services anticipated to exceed $250,000 in the aggregate require specific pre-approval by the committee. All PwC services provided in 2008 were pre-approved by the Audit Committee.

Risk Committee

The Risk Committee, established on June 5, 2008, is responsible for, among other duties, identifying, evaluating and mitigating strategic, operational and external environmental risks the Company may encounter. The committee’s primary role is to ensure Company management has instituted adequate processes to identify and evaluate major risks and has developed, where merited, credible plans to mitigate such risks. From time to time, the committee determines the topmost few risks it believes merit increased Board-level, strategic oversight focus, and ensures such focus occurs, as appropriate.

The committee met once in 2008 and currently comprises James M. Benson, J. Stuart Moore and Vijay Singal. Mr. Benson and Dr. Singal meet the criterion for independence required under applicable Nasdaq listing rules, SEC rules, and applicable securities laws and regulations. Currently, Mr. Benson serves as the Chairperson of the committee.

Under its charter, the committee may form and delegate authority to subcommittees consisting of two members of the committee, as appropriate. Subcommittees have the authority to act on the committee’s behalf during the periods between committee meetings, and the committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee of our Board of Directors is responsible for reviewing our overall compensation policies and, with the input of the Chief Executive Officer, setting the compensation of our executive officers.

However, our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the committee regarding his own compensation or individual performance objectives.

The committee meets at least three times annually, and with greater frequency if necessary. The committee met ten times and took action without a formal meeting by unanimous written consent once in 2008. The current members of the committee are Darius W. Gaskins, Jr., Bruce D. Parker and Ashok Shah, each of whom meets the criteria for independence required under Nasdaq listing rules, Internal Revenue Service rules, SEC rules and applicable securities laws and regulations. Currently, Mr. Parker serves as the Chairperson of the committee. Although it regularly meets in executive session, from time to time the committee invites various members of management, other employees and outside advisors or consultants to join its meeting to make presentations, provide financial or other background information or advice, or otherwise participate. The committee also retains outside consultants periodically to provide advice regarding trends in compensation practices and comparative benchmarking data.

Under its charter, the committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the committee, its Chairperson serves as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

More detailed information related to our compensation philosophies and goals, as well as the committee’s specific determinations concerning executive compensation, may be found under “Compensation Discussion and Analysis,” beginning on page 18 of this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee is, among other things, responsible for identifying and evaluating potential candidates for our Board of Directors and making recommendations regarding such candidates to our Board of Directors. The committee also provides counsel to our Board of Directors regarding principles and practices applicable to governance of the Company, and may engage search firms or other third parties to assist in the identification or evaluation of potential director nominees.

The committee met four times in 2008 and currently comprises Hermann Buerger, Darius W. Gaskins, Jr. and Bruce D. Parker, each of whom meets the criterion for independence required under applicable Nasdaq listing rules, SEC rules, and applicable securities laws and regulations. Mr. Gaskins serves as the Chairperson of the committee.

Under its charter, the committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the committee, its Chairperson serves as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Policy Regarding Stockholder Candidates for Nomination as a Director

The Governance and Nominating Committee will consider and evaluate director candidates recommended by eligible stockholders. Candidates nominated by eligible stockholders will be considered and evaluated on the same basis as candidates recommended by other sources. In evaluating all candidates for director, the committee strives to develop a Board and Board committees that are diverse in nature and comprise experienced and seasoned advisers. To achieve this goal, the committee considers a number of factors that it deems relevant, including judgment, skill, diversity, integrity, education, experience, availability, commitment, and the interplay of the nominee’s experience with the experience of other directors.

Pursuant to our Policy Regarding Stockholder Candidates for Nomination as a Director, a stockholder is eligible to submit such a recommendation if the stockholder, either individually or as a member of a group, has beneficially owned 1% or more of our common stock for at least one year prior to the nomination date (the “Nominating Stockholder”). A Nominating Stockholder may submit only one candidate for consideration per year, and the aggregate number of candidates that the committee will be required to consider and evaluate under this policy regarding any Annual Meeting is limited to the number as set forth below:

Number of
Number of Board Members	Candidates

8 or fewer	1
More than 8 but fewer than 20	2
20 or more	3

If we receive more than the maximum number of candidate recommendations as set forth above, the committee will review and evaluate for possible nomination candidates recommended by those Nominating Stockholders with the highest level of beneficial ownership of our common stock, until the committee has evaluated the maximum number of candidates referenced above.

A Nominating Stockholder should submit a nomination in writing, delivered (by first class United States mail, postage prepaid) to our Board of Directors, in care of our Corporate Secretary, at the address listed on the Notice of Annual Meeting of Stockholders. To be considered for our 2010 Annual Meeting, nominations must be received not less than 60 nor more than 90 days prior to the meeting, or no later than April 2, 2010, assuming our 2010 Annual Meeting will be held on June 3, 2010.

In the event that notice of the date of our 2010 Annual Meeting is provided to our stockholders less than 70 days before the meeting and without prior public disclosure, we must receive your request no later than the close of business on the 10th day (or if such day is not a business day, the close of business on the preceding business day) following the date on which such notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

Each nomination by a Nominating Stockholder must contain the following information:

•	Name of the nominee and all information regarding the nominee, as required under SEC rules to be disclosed in a proxy statement soliciting proxies for the election of directors;

•	Confirmation that the nominee meets the standard for independence required under Nasdaq listing rules, or, if not, a description of the reasons why the nominee does not meet applicable standards;

•	Name, address and number of shares beneficially owned by the Nominating Stockholder submitting the nomination;

•	A representation that the Nominating Stockholder will remain a beneficial owner of 1% or more of our common stock through the date of the next annual meeting. A Nominating Stockholder who is not a registered holder of common stock must provide evidence of eligibility as provided in SEC Exchange Act Rule 14a-8(b)(2); and

•	A description of all relationships, arrangements or understandings (whether written or oral) between the Nominating Stockholder (or any member of a qualifying group of stockholders) and the nominee, or any person or entity regarding the nominee.

Each nomination submitted by a Nominating Stockholder must contain additional information as required by our Policy Regarding Stockholder Candidates for Nomination as a Director, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Policy Regarding Stockholder Communications with our Board of Directors

Our stockholders may submit correspondence to our Board of Directors. The correspondence should be submitted in writing and delivered (by registered mail, signature required, where available) to the Board of Directors, in care of our General Counsel, at the address listed on the Notice of Annual Meeting of Stockholders. Our General Counsel will forward each submission, without editing or alteration, to the chairman of the Board (or to the independent director having the longest tenure of Board service if the Board does not have a chairman at the time of submission), no later than the next scheduled meeting of the Board. Correspondence to the Board must contain the information listed in the Company’s Policy Regarding

Stockholder Communications with Directors, located on the Investor portion of our website, http://www.sapient.com, under “Corporate Governance.”

Code of Ethics and Conduct

On November 29, 2006, our Board of Directors approved the amended Sapient Corporation Code of Ethics and Conduct, which covers all employees, directors and independent contractors of the Company, including our Chief Executive Officer and our Chief Financial Officer. A current copy of our Code of Ethics and Conduct may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.” Any future amendments to the Code of Ethics and Conduct, and any waivers thereto involving our executive officers, also will be posted on our website. A printed copy of these documents will be made available upon request.

Director Compensation — 2008

The following table sets forth in summary form information concerning the compensation that we paid during the year ended December 31, 2008 to each of our non-employee directors other than J. Stuart Moore. Mr. Moore receives no compensation for his service as a director other than as noted on Page 15 of this Proxy Statement.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards
Name	($)(1)	($)(2)(3)	($)(3)	Total ($)

James M. Benson	$44,125	$41,689	—	$85,814
Hermann Buerger	$78,625	$65,024	—	$143,649
Jeffrey M. Cunningham(4)	$37,542	$30,056	$(6,776)	$60,822
Darius W. Gaskins, Jr.	$89,875	$47,927	—	$137,802
Gary S. McKissock(4)	$22,250	$30,056	—	$52,306
Bruce D. Parker	$54,542	$47,927	—	$102,469
Ashok Shah	$26,208	$10,729	—	$36,937
Vijay Singal	$27,958	$10,729	—	$38,687

(1)	Amount includes all payments made in 2008 for meeting attendance, and, where applicable, service as Board Chairman and/or a committee chair.

(2)	Amounts reflect the compensation cost of the restricted stock held by our non-employee directors for the year ended December 31, 2008, calculated in accordance with Statement of Financial Accounting Standard No. 123R (revised 2004) (“SFAS No. 123R”) expensed over the vesting period of the restricted stock, but do not include any assumed forfeitures. See footnote (15) in the Notes to Consolidated Financial Statements section of our Annual Report.

On June 5, 2008, all non-employee directors other than Mr. Shah and Dr. Singal received a restricted stock unit (“RSU”) grant with a fair market value of $40,000 that “cliff” vests 100% on June 5, 2009. On June 5, 2008, Mr. Shah and Dr. Singal each received an RSU grant with a fair market value of $75,000 that vests 25% per year for four years.

(3)	As of December 31, 2008, our non-employee directors had the following RSUs and stock options outstanding:

	RSUs	Options
Director	Outstanding	Outstanding

James M. Benson	15,008	—
Hermann Buerger	11,915	—
Darius W. Gaskins, Jr.	5,665	79,100
Bruce D. Parker	5,665	549,396
Ashok Shah	10,623	—
Vijay Singal	10,623	—

(4)	Messrs. Cunningham and McKissock ended their term of service on the Board of Directors immediately prior to our 2008 Annual Meeting. The Compensation Committee approved acceleration of the vesting period of 6,644 RSUs granted to each of Messrs. Cunningham and McKissock in connection with their service as directors in 2008 that otherwise would have been forfeited. Based on the grant date, the aggregate fair value of these RSUs is $80,000. As a result of this modification, the total incremental compensation cost to the Company was $9,200, calculated in accordance with SFAS No. 123R. Mr. Cunningham had an option grant that was unvested as of the end of his service as a director, resulting in a forfeiture of the unvested shares and a reversal of $6,776 in compensation cost to the Company, as calculated in accordance with SFAS No. 123R.

As consideration for their service on the Board, we pay each of our non-employee directors an annual retainer of $25,000 and the following additional retainers, as applicable:

• Chairman	$60,000
• Chairman of the Audit Committee	$30,000
• Chairman of the Compensation Committee	$20,000
• Chairman of the Risk Committee	$15,000
• Chairman of the Nominating and Governance Committee	$5,000

All annual retainers are paid in four equal quarterly installments, provided that the director continues to serve in such capacity. Additionally, we pay non-employee directors the following attendance fees:

• Attendance in person at a Board meeting	$2,000
• Attendance in person at an Audit Committee meeting	$1,000
• Attendance in person at a Committee meeting	$750
• Attendance in person at a Special Committee meeting (if applicable)	$1,000

If a director participates in either a Board or committee meeting by telephone, rather than in person, or if the committee meeting is held on the same day and at the same location as a Board meeting, the director receives one-half of the applicable meeting fees. Additionally, we reimburse each non-employee director for expenses incurred in connection with his meeting attendance.

Pursuant to our 1998 Stock Incentive Plan, and under the revised Board compensation plan approved by our directors effective as of October 16, 2008, each of our non-employee directors is granted the following equity grants in connection with his service on the Board:

Board Membership Status	Equity Grants(1)	Vesting Schedule

Initial election to our Board of Directors:	RSU grant in the amount equal to the number of shares of Sapient common stock having an aggregate fair market value of $75,000 (but in no event exceeding 12,500 units) (an “Initial Grant”).	Vests in four equal annual installments (provided that the RSU holder is serving as a director on each vest date).
Re-election to our Board of Directors:	RSU grant in the amount equal to the number of shares of Sapient common stock having an aggregate fair market value of $40,000 (an “Annual Grant”).	Vests in full on the first anniversary of the date of the grant (provided that the RSU holder is serving as a director on the vest date).

(1)	The fair market value of the equity grants is calculated based on the last reported sale price per share of our common stock on the date of grant, as listed on the Nasdaq Global Select Market.

Although he is a non-employee director, J. Stuart Moore, our former co-Chairman and co-Chief Executive Officer, receives the following in lieu of the Board compensation as described above:

•	COBRA Benefits Continuation. The Company will continue to pay Mr. Moore’s COBRA medical insurance premiums until the 15th anniversary of the date of his resignation as co-Chief Executive Officer (i.e., until June 1, 2021) and paid his COBRA dental insurance premiums for the 18-month period following his resignation date (i.e., for the period ended January 31, 2008).

•	Business-Related Expenses. Mr. Moore is reimbursed by the Company for Company-related travel and expenses.

•	Office and Support Services. The Company provides Mr. Moore with the following office and support services:

•	office space at Company headquarters

•	e-mail and Company intranet access

•	laptop and IT support

•	business cards reflecting his continuing role as Board member and Co-Founder

•	administrative support from his prior executive assistant (or her successor)

Our directors receive no other compensation in exchange for their service as directors other than as outlined above.

Change in Control Arrangements in Director Equity

Certain equity awards granted to our directors are subject to acceleration of vesting upon a “change in control” of Sapient, such that the next scheduled vesting date will be deemed to have occurred on the date of a change in control of the Company. The following table summarizes the number of units underlying RSU awards outstanding as of December 31, 2008 for which vesting would be accelerated assuming a change in control on that date:

Number of Restricted
Director	Stock Units

James M. Benson	8,780
Hermann Buerger	8,790
Darius W. Gaskins, Jr.	5,665
Bruce D. Parker	5,665
Ashok Shah	2,656
Vijay Singal	2,656

Information about Ownership of Our Common Stock

The following table sets forth information as of April 10, 2009 regarding the beneficial ownership of shares of our common stock by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock, (ii) each director and director nominee, (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement, and (iv) all of our current executive officers and directors as a group. The table is based on information supplied to us by our officers, directors, 5% stockholders, and a review of Schedules 13G, as filed with the SEC.

The number of shares beneficially owned includes any shares that may be acquired by exercising stock options that are either immediately exercisable or will become exercisable on or before June 9, 2009 (60 days from April 10, 2009) as well as any RSUs that have not yet vested but will have vested as of that date. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the person’s percentage ownership, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 127,408,685 shares of common stock outstanding as of April 10, 2009.

	Amount and Nature of Beneficial Ownership(1)
		Number of
		Stock Options		Percentage of
		Exercisable / RSUs		Outstanding
	Number of Shares	Releasable		Common Stock
	Beneficially	On or Before		Beneficially
Name of Beneficial Owner	Owned	06/09/09	Total	Owned

5% Stockholders
Jerry A. Greenberg(2)	13,507,889	—	13,507,889	10.60%
c/o Bowditch & Dewey, LLP One International Place Boston, MA 02110-2602
J. Stuart Moore(3)	15,245,360	—	15,245,360	11.97%
c/o Sapient Corporation 131 Dartmouth Street Boston, MA 02116
Samuel C. Sichko (as trustee)(4)	13,131,896	—	13,131,896	10.31%
Bowditch & Dewey, LLP One International Place 44th Floor Boston, MA 02110
Paul E. George (as trustee)(5)	6,482,404	—	6,482,404	5.09%
Kellogg & George, P.C 8 Grove Street Wellesley, MA 02482

	Amount and Nature of Beneficial Ownership(1)
		Number of
		Stock Options		Percentage of
		Exercisable / RSUs		Outstanding
	Number of Shares	Releasable		Common Stock
	Beneficially	On or Before		Beneficially
Name of Beneficial Owner	Owned	06/09/09	Total	Owned

Wellington Management Company, LLP(6)	17,764,474	—	17,764,474	13.94%
75 State Street Boston, MA 02109
Directors and Director Nominees
James M. Benson	3,115	5,665	8,780	*
Hermann Buerger	37,894	8,790	46,684	*
Darius W. Gaskins, Jr.	158,370	84,765	243,135	*
Alan J. Herrick	See “Named Executive Officers” below
J. Stuart Moore	See “5% Stockholders” above
Bruce D. Parker	16,273	555,061	571,334	*
Ashok Shah	2,000	2,656	4,656	*
Vijay Singal	20,000	2,656	22,656	*
Named Executive Officers
Alan J. Herrick	210,932	306,000	516,932	*
Joseph S. Tibbetts, Jr.	86,763	25,000	111,763	*
Alan M. Wexler	30,867	78,661	109,528	*
Christian Oversohl	161,348	142,854	304,202	*
Jane E. Owens	59,422	182,500	241,922	*
All Executive Officers and Directors, as a Group (14 persons)(7)	16,363,901	1,656,468	18,020,369	14.14%

*	Less than 1%

(1)	To the best of our knowledge, each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted, and subject to community property laws where applicable.

(2)	Based on Schedule 13G and Form 5 filed with the SEC on February 12, 2009, includes (i) 6,263,040 shares owned by Mr. Greenberg, (ii) 3,298,542 shares held by two trusts of which Mr. Greenberg and Samuel C. Sichko are co-trustees and share voting or investment power, (iii) 22,262 shares held by a trust of which Mr. Sichko is trustee and over which Mr. Greenberg does not have voting or investment power, but in which his wife and children are beneficiaries, and (iv) 3,923,765 shares held by three trusts of which Mr. Sichko is trustee and to which Mr. Greenberg, as beneficiary, has a pecuniary interest but does not have voting or investment power. Mr. Greenberg disclaims beneficial ownership of the shares held by any of the trusts except to the extent of his pecuniary interests therein. In addition, Mr. Greenberg’s wife has sole voting and investment power over 280 shares reported in this table that are held in a revocable trust of which she is the sole trustee and sole beneficiary, and of which Mr. Greenberg disclaims any and all beneficial ownership.

(3)	Based on Schedule 13G and Form 5 filed with the SEC on February 17, 2009, includes (i) 8,602,956 shares owned by Mr. Moore and 160,000 shares held by Eaglis Aggressive Growth, LLC, a Massachusetts limited liability company of which Mr. Moore is the manager and over which Mr. Moore has sole voting and investment control, (ii) 595,077 shares held by a trust of which Mr. Moore’s wife and Paul E. George are a co-trustees and in which his wife and children are beneficiaries, over which his wife shares voting and investment power, and (iii) 5,887,327 shares held by two trusts of which Samuel C. Sichko and Mr. George are co-trustees and over which Mr. Moore does not have voting or investment power, but in which his children are beneficiaries. Mr. Moore disclaims beneficial ownership of the shares held by any of the trusts except to the extent of his pecuniary interest therein.

(4)	Based on Schedule 13G filed with the SEC on February 12, 2009, Mr. Sichko serves as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore. The shares listed in the above table represent shares of common stock over which Mr. Sichko maintains sole voting or investment control (3,946,027 shares) and shares voting or investment control (9,185,869 shares) as trustee or co-trustee of these trusts. Mr. Sichko has disclaimed beneficial ownership of, and any pecuniary interest in, all shares of common stock held by these trusts. See footnotes (2) and (3) above.

(5)	Based on Schedule 13G filed with the SEC on February 12, 2009, Mr. George is a co-trustee of certain trusts established by Mr. Moore. The 6,482,404 shares listed in the above table represent shares of common stock over which Mr. George shares voting or investment control in his capacity as co-trustee. Mr. George does not maintain sole voting or investment control with respect to any of the shares of common stock held by these trusts, and has disclaimed beneficial ownership of, and any pecuniary interest in, all such shares. See footnote (3) above.

(6)	Based on Schedule 13G filed with the SEC on February 17, 2009, Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment adviser, reported that as of December 31, 2008, it may be deemed to beneficially own 17,764,474 shares of common stock that are held of record by clients of Wellington Management. Of the 17,764,474 shares, Wellington Management shares the power to vote 11,706,620 shares and has shared power to dispose or to direct the disposition of 17,371,474 shares.

(7)	Includes 331,557 shares (and 261,860 shares subject to options exercisable and/or RSUs that have not yet vested but will have vested within 60 days of April 10, 2009) held as of April 10, 2009 by two officers not required to be named in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and persons holding more than 10% of our common stock, are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC, and to provide us with a copy of any such filings. Based on a review of the copies of such reports provided to us, and written representations that no other reports were required, we believe that our directors, officers and other persons holding more than 10% of our common stock complied with all Section 16(a) filing requirements during 2008, except as set forth below:

Administrative oversight led to the late filing of a Statement of Changes of Beneficial Ownership of Securities (Form 4) for (i) Alan J. Herrick, reporting an anniversary award granted to Mr. Herrick per the terms of his July 21, 2007 Employment Agreement with Sapient, and (ii) Stephen A. Sarno, reporting the number of shares withheld for taxes upon the vesting of an RSU award.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes Sapient’s executive compensation program (“Executive Program”) and explains analysis and approach that the Compensation Committee of our Board of Directors (the “Committee”) applied in making compensation decisions for the following Named Executive Officers (“NEOs”) for 2008: Alan J. Herrick, President & Chief Executive Officer (the “CEO”); Joseph S. Tibbetts, Jr., Senior Vice President & Chief Financial Officer (the “CFO”); and our three other most highly compensated executive officers, Alan M. Wexler, Senior Vice President, North America (the “SVP NA”); Dr. Christian Oversohl, Senior Vice President, Europe (the “SVP Europe”); and Jane E. Owens, Senior Vice President & General Counsel (the “GC”). The compensation for our NEOs is listed in the tables following this CD&A.

Our Executive Program, which we use to motivate and reward our NEOs and other members of our senior leadership team, principally comprises the following pay elements:

Pay Element	Objective	Key Features
Fixed Compensation
Base Salaries	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities	Amounts are dependent on market demand for particular talent, the executive’s experience, responsibilities and contributions to Sapient
Benefits	Provide reasonable, market comparable benefits intended to attract and retain high performing executives
Executives participate in health and welfare, retirement and paid time-off benefit plans that are generally available to all eligible employees (including medical, dental, disability and life insurance plans, a retirement savings plan and paid time off programs)

Continuation of health benefits may occur as part of severance upon certain employment termination events

No additional perquisites are routinely offered to executives

At-Risk and Variable Compensation
Annual Incentives/Bonuses	Provide annual performance-based cash compensation intended to reward and motivate executives to achieve critical annual financial, operational and individual performance objectives	Formula-based cash or equity payments based on company and individual performance and attainment of short-term annual business and financial goals; promotion of/contribution to achievement of Sapient’s business strategy and Strategic Context (defined as our company purpose, core company values, vision, goals and client value proposition)
Long-Term Incentives
Provide compensation reward focused on long-term company performance and align the interests of executives and shareholders

Provide balance to short-term focus of annual bonus

Reward executives for retention and long-term commitment to Sapient
Time-based restricted stock unit (“RSU”) awards

Compensation Objectives and Strategy

The primary purpose of our Executive Program is to establish a meaningful reward system within an appropriate cost structure that aligns executive compensation with our shareholders’ interests. The objectives and strategy of our Executive Program are to:

•	Administer clear, understandable rewards that enable Sapient to attract and retain top management talent critical to improving our performance and building long-term shareholder value.

•	Promote a performance-based culture that rewards executives for both overall company performance and individual performance by placing a significant portion of executive compensation at risk in the form of variable pay.

•	Encourage individual performance and achievement by weighing individual accomplishments and contributions significantly in determining the executive’s base salary, bonus pay and equity-based awards.

•	Administer short-term (e.g., annual cash bonus) incentives to promote Sapient’s short-term operational objectives, such as business unit performance, and long-term (e.g., equity-based) incentives to promote Sapient’s long-term strategic goals as well as executive recruitment and retention.

•	Promote equality and fairness in our compensation approach on a company-wide basis by offering the same or similar compensation components to both our executives and non-executive employees, and comparing pay among our NEOs and in relation to our other executives and our next lower tier of management.

Role of the Compensation Committee

The Committee approves and oversees the framework for our Executive Program, including the elements and amounts of compensation for our executive officers. The Committee consists of three non-employee directors of Sapient, each of whom is an independent director under the Nasdaq listing requirements. The Committee met ten times in 2008 and typically convenes two meetings each year to approve executive compensation. In the first quarter of each year, the Committee meets to approve our senior leadership team’s annual bonus payments for the prior year. Typically, in the third quarter of each year, the Committee meets to consider that year’s base salary changes, set annual bonus targets, and make equity awards for our senior leadership team except for our CEO, whose compensation package the Committee determines in the first quarter of each year. The Committee also meets at other times, as warranted, to approve compensation adjustments for our executives based on the factors described in Compensation Decision-Making, below.

The Committee’s Charter, which our Board of Directors has approved, describes the Committee’s functions in greater detail, and is available via the Investors section of our website at http://www.sapient.com.

Role of Management and Outside Advisors in Compensation Determinations

The Committee’s executive compensation decisions are informed by consultation with Mr. Herrick, who provides detailed input regarding our executives’ job performance (other than his own performance), including their accomplishments, leadership, strengths and areas for personal development, their promotion and contributions to the achievement of our business strategy and Strategic Context. Additionally, Mr. Herrick provides specific compensation recommendations for the executives based on the factors described in Compensation Decision-Making, below.

Mr. Herrick as well as our Vice President — People Success (who oversees our human resources functions) typically attend Committee meetings at which the Committee reviews the financial and operational performance of the Company and individual executives (other than themselves) and approves the compensation for those executives. Additionally, other members of management and our Board of Directors may, by Committee invitation, participate in the executive compensation review and approval process. Nonetheless, the Committee retains ultimate authority over the compensation decisions for our executives, and only the Committee members (and no members of management) may approve executive compensation.

From late 2006 through mid-2008, the Committee engaged Exequity, LLP, an outside compensation advisor (the “CEO Compensation Advisor”), to advise it concerning Mr. Herrick’s compensation, including his 2008 compensation package. The CEO Compensation Advisor counseled the Committee only on issues associated with CEO pay and had no other financial or business relationship with the Company. The CEO Compensation Advisor was hired by, and performed all work directly for, the Committee. Additionally, the Committee authorized all projects and associated consulting fees in connection with the CEO Compensation Advisor’s work for the Committee.

Additionally, in June 2008 management retained Mercer (US) Inc. (“Mercer”), an outside consulting firm, to assess the competitiveness of our Executive Program across base salary, actual total cash compensation, target total cash compensation, long-term incentives and actual total direct compensation. Mercer also helped the Committee evaluate and develop proposed 2008 compensation packages for our NEOs and other senior leadership team members (except Mr. Herrick). Subsequently, in August 2008, after performing a competitive review of three potential compensation advisors, the Committee retained Mercer to be the Committee’s advisor for the Executive Program (the “Executive Compensation Advisor”).

Compensation Decision-Making

To determine our executive officers’ compensation packages and ensure that compensation decisions are consistent with and promote our compensation objectives and strategy, the Committee relies on multiple inputs, which include our target market (described below), individual performance and objectives, individual compensation history, internal pay equity and tally sheet analysis. The Committee determines executive pay levels based on several factors, including an individual’s experience and role, responsibilities and performance at Sapient, and comparative pay levels for peers within Sapient and in similar job functions in the marketplace.

1.	Target Market Development

The Committee uses competitive assessments to acquire an understanding of executive pay programs, pay levels and mix among similarly situated companies and to assess the overall market competitiveness of our Executive Program.

Relative to an assessment of competitive market practices, and consistent with our emphasis on the “at risk” portion of executive pay and rewarding our executives for Company and individual performance, the Committee aims to establish executive base salaries equal to or as much as 15% below market median of each of the CEO Peer Group and Industry Peer Group described below (the “Median”), with Total Cash (defined as base salary plus cash bonus eligibility) compensation targeted at the Median, and total executive compensation (inclusive of equity-based incentive compensation) targeted above the Median by as much as 15%. However, pay levels for specific individuals and/or job functions may vary from these targets based on market demand for particular talent, among other factors. As a result of our emphasis on “pay for performance,” actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based primarily on the Company’s attainment of its financial and operating goals and individual performance achievement. Relative to the Median for each of the CEO Peer Group and Industry Peer Group, Sapient’s performance across several financial measures (e.g., revenue growth, net income growth, net profit margin, and total shareholder return) as of the end of 2007 (which was the most recent fiscal year data available at the time of our 2008 competitive assessment for our Executive Program) was in the top quartile on a 1-year basis and approximated the Median on a 3-year basis.

To assess the market competitiveness of our Executive Program, we determined the competitive market against which to compare Sapient, as follows:

CEO Competitive Market.  Regarding Mr. Herrick’s 2008 compensation package, in early 2008 the Committee defined the competitive market based on a review of chief executive officer pay at 16 peer companies (the “CEO Peer Group”) selected for benchmarking because they compete with Sapient for the same executive talent pool:

		Market
	Net Revenue	Capitalization
CEO Peer Group Company Name	($ million)*	($ million)**
Accenture Ltd.	$21,453	$21,549
Computer Sciences Corp.	$14,855	$8,380
Omnicom Group	$12,694	$15,538
Interpublic Group Of Companies	$6,554	$3,823
BearingPoint Inc.	$3,444	N/A
Perot Systems Corp.	$2,586	$1,666
Cognizant Technology Solutions	$2,136	$9,852
Mantech Intl Corp.	$1,448	$1,502
Gartner Inc.	$1,189	$1,832
Ciber Inc.	$1,082	$373
Parametric Technology Corp.	$941	$2,047
Maximus Inc.	$739	$857
Ness Technologies Inc.	$562	$362
Covansys Corp.ˆ	$455	N/A
Aquantive Inc.ˆ	$442	N/A
Diamond Management & Technology	$190	$223
75th Percentile	$4,222	$8,380
Median	$1,319	$1,832
25th Percentile	$695	$857
Regressed Value	$546	N/A
Sapient	$546	$1,108

*	Represents annual net revenue as of 12/31/07

**	Represents the number of common shares outstanding multiplied by the closing stock price on 12/31/07

ˆ	Historical market cap information unavailable as company has been acquired or liquidated

As the median revenues of the CEO Peer Group were significantly larger than Sapient’s revenue, the CEO Compensation Advisor regressed1 the peer companies’ pay level data to Sapient’s size to enable a meaningful comparison between Sapient and the peer companies’ executive compensation levels. In addition to compiling CEO Peer Group data to determine the competitive market, the CEO Compensation Advisor reviewed CEO pay in general for professional service companies. This information enabled the Committee to benchmark Mr. Herrick’s proposed total compensation relative to CEO compensation within the CEO Peer Group firms and determine, based on the Committee’s executive compensation objectives and strategy, and considerations of Mr. Herrick’s performance, an appropriate pay package relative to his industry peers.

1 In “regressing” the CEO Peer Group pay level data, the Compensation Advisor used a statistical model to analyze the correlation between the CEO Peer Group companies’ 2007 revenues and executive pay levels and, based on that correlation, predict what the Peer Group companies’ 2007 executive pay levels would be if those companies’ 2007 revenues matched Sapient’s 2007 revenue.

For purposes of our 2009 Executive Program, including establishing Mr. Herrick’s 2009 compensation package (described below), the Committee engaged the Executive Compensation Advisor in Q3 2008 to propose a new benchmark peer group against which the Committee could compare the market competitiveness of our executive compensation packages. This new “Compensation Peer Group,” which includes companies similar to Sapient in terms of structure, organization, selling capacities, revenue and/or market capitalization, comprises the following companies:

	Net Revenue	Market Capitalization
Company Name	($ million)*	($ million)**
Analysts International Corp.	$315	$12
Cognizant Technology Solutions	$2,663	$5,591
Corporate Executive Board Co.	$558	$785
CRA International Inc.	$377	$316
Diamond Management & Technology	$181	$113
Exponent Inc.	$229	$417
Gartner Inc.	$1,279	$1,445
Hackett Group Inc.	$188	$118
Huron Consulting Group Inc.	$640	$1,086
iGATE Corp.	$219	$330
Navigant Consulting Inc.	$820	$917
Ness Technologies Inc.	$665	$187
Perot Systems Corp.	$2,779	$1,508
Syntel Inc.	$410	$997
Valueclick Inc.	$676	$535
VSE Corp.	$945	$171
Watson Wyatt Worldwide Inc.	$1,774	$1,716
75th Percentile	$945	$1,086
Median	$640	$535
25th Percentile	$315	$187
Sapient	$662	$562

*	Represents the annual net revenue as of 12/31/08

**	Represents the number of common shares outstanding multiplied by the closing stock price on 12/31/08

Other NEO Competitive Market.  Regarding its assessment of the 2008 compensation packages for the NEOs other than the CEO, the Committee defined the competitive market as follows:

•	Industry Peer Group. In June 2008, the Committee referred to an “Industry Peer Group” consisting of companies that are similar to Sapient in the following manner: (i) technology and marketing-oriented; (ii) publicly traded; (iii) comparable annual revenue; and (iv) comparable market capitalization. To attain a sample size large enough to ensure statistically reliable data and avoid the influence of outlier data, the Committee included 14 companies in the Industry Peer Group. This group comprises the same industry peer companies against which we benchmarked our NEO compensation in 2007, with the following exceptions: Covansys Corp. was acquired by a third party and, therefore, excluded, and three

CEO Peer Group peer companies were added (Gartner, Inc., Ness Technologies, Inc., and Mantech International Corp.).

	Net Revenue	Market Capitalization
Industry Peer Company Name	($ million)*	($ million)**
Mantech International	$1,579	$982
Gartner, Inc.	$1,189	$2,200
Ciber, Inc.	$1,117	$376
Maximus, Inc.	$779	$701
ValueClick, Inc.	$665	$1,945
Ness Technologies, Inc.	$596	$356
Red Hat, Inc.	$523	$3,921
SI International, Inc.	$531	$303
Analysts International Corp.	$353	$38
Syntel, Inc.	$361	$1,382
Computer Task Group, Inc.	$332	$96
iGATE Corporation	$312	$436
Diamond Mgmt. & Tech.	$205	$183
Hackett Group	$181	$170
75th Percentile	$751	$1,282
Median	$527	$406
25th Percentile	$337	$213
Sapient	$579	$901

*	Represents trailing twelve months revenue as of 3/31/08

**	Represents the number of common shares outstanding multiplied by the closing stock price on 5/30/08

•	Published Survey Data. To attain a broader industry perspective on executive compensation, the Executive Compensation Advisor also used published survey data consisting of professional service companies and/or high-technology and marketing firms similar in size to Sapient. The primary survey used was: 2007 Mercer Americas Executive Remuneration Database. Additionally, the Compensation Committee referred to publicly available survey data on general counsel compensation (the “GC Survey Data”) to assess Ms. Owens’ compensation package.

•	CEO Peer Group. To ensure consistency of compensation levels between our CEO and other NEOs, the Committee reviewed and analyzed the CEO Peer Group as an additional data point in setting other NEO pay.

Further, the Committee has referenced, and will continue to reference, a broader group of companies to review compensation programs generally, for purposes of designing incentive programs and equity usage under them.

2.	Individual Performance and Objectives

In addition to using competitive assessments and peer benchmarking, the Committee weighs individual performance against established and agreed-upon objectives in determining base salaries, bonus targets and payouts, and long-term incentives for our executives. The Committee’s key considerations regarding executive performance include the following:

•	Individual contribution toward achievement of annual revenue and profitability and/or cost savings (i.e., reduction in general and administrative costs) targets that are established early in, or prior to, the applicable measurement year.

•	Assessment of leadership qualities including: mentorship, coaching skills, ability to build high-performing teams, ability to be a change advocate, integrity, and promotion and contributions to the achievement of our Strategic Context and competencies.

•	Achievement of agreed upon individual objectives. Each executive other than our CEO, in consultation with and subject to the approval of our CEO — and our CEO in consultation with the Committee — establishes individual objectives in the first quarter of each year. In the first quarter of the following year, the Committee measures the executive’s performance against those objectives to inform its decision-making concerning the executive’s annual bonus payment (paid annually in March) and base salary, bonus target changes and equity awards (determined annually in March for our CEO, and typically in July for our other executives). Executive objectives include a mix of quantifiable (e.g., business unit profitability and revenue improvement, in the case of business unit leads; cost savings and efficiencies achieved, in the case of our Chief Financial Officer and General Counsel) and qualitative objectives. Additionally, all executives are accountable for reducing turnover, improving processes and efficiencies, reducing operating costs and other objectives specific to their domains.

In determining our executives’ compensation packages, and awarding annual or long-term incentives, the Committee does not weigh a specific performance area more heavily than another, but rather assesses the totality of the individual’s performance against all performance areas to determine that individual’s compensation.

3.	Individual Compensation History

The Committee reviews each executive’s compensation history, including historical equity awards and salary progression, to inform its current year compensation decisions. In considering compensation changes for our executives in 2008, the Committee reviewed Sapient’s 2007 financial performance and each executive’s base salary for the prior two years, the number and “in the money” value of equity awards in the prior ten years (or fewer years for those executives who have worked at Sapient less than ten years) and actual and target bonuses in the prior year. Through this information, the Committee observes trends in our compensation approaches for each executive and, based on these observations and the other considerations described in this CD&A, may approve compensation adjustments for the executives.

4.	Internal Pay Equity

While the Committee relies on survey data and comparative analysis through peer group benchmarking to compare compensation levels and assess the market competitiveness of our Executive Program, we believe that internal pay equity among our executives is equally critical to ensuring fairness in our Executive Program. Accordingly, the Committee’s decisions concerning each executive’s compensation include a careful review of the executive’s pay components and levels relative to other executives in similar roles, seniority and/or levels of responsibility. Based on its internal pay equity assessment for 2008, the Committee determined that the compensation packages for our NEOs were equitable. Consequently, although the Committee approved changes to certain NEOs’ compensation packages in 2008, no adjustments were made for reasons of internal pay equity.

5.	Tally Sheet Analysis

The Committee began using tally sheets in the fourth quarter of 2008 to observe the relationship between each compensation element and project how current compensation decisions may affect an executive’s future wealth accumulation. The tally sheets include the value of each compensation element that an executive could potentially receive in scenarios of continuing employment, termination and retirement. The tally sheets also summarize each executive’s potential total remuneration, including total cash compensation, the future value of equity awards, the value of any deferred compensation and retirement benefits. Additionally, the tally sheets detail our executives’ past compensation, including amounts realized or realizable from equity awards granted in the last five years. The Committee used the tally sheets to review and determine the equity component of Mr. Herrick’s 2009 compensation package (discussed below). Specifically, the Committee considered Mr. Herrick’s stock-based compensation in the prior five years, and the average annual unrealized gains and the average annual realized gains as a component of his total direct compensation value, in establishing his 2009 long-term incentive award. The Committee anticipates that it will use the tally sheets to assist it in determining the 2009 compensation packages for our other NEOs.

Pay Mix

The Committee believes strongly in the importance of assessing each pay element in relation to the other pay elements that the Executive Program comprises. To determine optimal pay mix, the Committee reviews executive salary progression, historic equity grants, target and actual bonus levels by year, experience levels, job responsibilities and contributions to the organization, and general market information. Consistent with our compensation philosophy to tie total compensation closely to — and make it heavily dependent upon — achievement of Company goals and individual performance, we emphasize “variable” compensation (i.e., bonus and equity-based awards) over “fixed” compensation (i.e., base salary). Accordingly, actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based principally on the Company’s attainment of its financial and operating goals and individual performance achievement.

As we aim to make the variable portion of executive pay a larger proportion of our executives’ total compensation, relative to industry norms, the Committee established 2008 compensation packages for our NEOs that resulted in the following pay mixes:

	% of Total Compensation By Pay Element — 2008
		Actual Annual
		Incentive Paid	Long-Term Incentive
Executive	Base Salary	(Annual Bonus)	(RSUs)
Herrick	17%	16%	67%

Tibbetts	36%	22%	42%

Wexler	28%	20%	52%

Oversohl	36%	25%	39%

Owens	45%	20%	35%

By comparison, the pay mix for the CEO Peer Group and Industry Peer Group is as follows:

	% of Total Compensation By Pay Element
		Actual Annual
		Incentive Paid	Long-Term Incentive
Executive/Peer Group	Base Salary	(Annual Bonus)	(RSUs)
CEO CEO Peer Group (Regressed Data)	19%	18%	63%

Other NEOs Industry Peer Group (Median)	40%	22%	38%

Pay Elements

Base Salaries

As noted, base salaries provide a fixed level of cash compensation for the individual’s performance of day-to-day responsibilities. Our executives’ base pay levels are reviewed and changes are determined annually in the first quarter of the year (for our CEO) and typically in July (for our other NEOs) based upon numerous factors, including individual performance, job responsibilities, impact on the development and achievement of our strategic initiatives, the then-current state of the labor market, benchmarking data and our ability to attract and retain critical executives. For 2008, our NEOs’ salaries collectively increased over their 2007 salaries by an average of approximately 9.6%. The Committee approved these increases in light of its review of base salary competitive data for comparable roles and salary progression (e.g., the base salaries for Mr. Wexler and Ms. Owens had not increased since 2006) and the other factors stated above. Additionally, the 2008 base salaries for our NEOs represented between 17% and 45% of total direct compensation for these individuals.

Annual Incentive/Bonus Program

We use our annual incentive program to create a strong link between pay and performance. This program rewards participants for their achievement of short-term financial and operational goals (through generating revenue, improving profitability and/or creating efficiencies and cost savings for Sapient) as well as their promotion, and contributions toward the achievement, of our Strategic Context. We use the annual bonus plan as a means to focus our people on the achievement of annual performance goals. Unlike the non-discretionary, objective, performance-based metrics for Mr. Herrick’s annual incentive (described below), many of the metrics used to assess our other executives’ performance are qualitative and require the Committee to exercise significant discretion in assessing proposed payments.

We pay our annual incentives in cash or equity under our Global Performance Bonus Plan (the “Global Plan”) as well as our 1998 Stock Incentive Plan (the “1998 Plan”). Within the first quarter of our fiscal year, Sapient management sets business and financial objectives that our Board of Directors reviews. These objectives translate into our financial targets, and associated bonus pool funding under the 1998 Plan and the Global Plan, for the payment of NEO and other Sapient employee bonuses. While our NEOs’ 2008 target annual incentive opportunities ranged from 43% to 91% of their base salaries, actual 2008 incentive payments for our NEOs (other than Mr. Herrick) ranged between approximately 78% and 84% of the executives’ annual incentive targets, and Mr. Herrick’s 2008 incentive payment was 83.3% of his annual incentive target.

The Committee has the ability to make bonus payments, additional to our annual incentive payments, to any of our NEOs based on criteria and conditions as the Committee may determine in its discretion. In 2008, the Committee did not authorize any such additional bonuses.

Long-Term Incentive Program

We use long-term incentives to balance the short-term focus of our annual incentive program by tying rewards to executive performance over multi-year periods. We grant time-based RSUs for long-term incentive compensation because we believe they serve as a valuable incentive to attract, retain, and promote and reward high performance by, company leaders, and simultaneously enable us to administer our equity-based incentive programs in an efficient, simple and cost effective manner. In 2008, we granted an aggregate of 570,0002 RSU awards to our NEOs.

We believe our use of RSUs is appropriate, particularly given our general philosophy of linking compensation to actual performance and de-emphasizing “fixed” compensation by positioning executive base salaries at or below the Median. With the exception of the market-based vesting RSUs that we granted to Mr. Tibbetts in connection with him joining Sapient in October 2006, our RSU awards are time-based vesting equity awards. We deem RSUs to be a form of “performance-based” compensation because the actual number

2 This amount includes 150,000 RSUs awarded to Mr. Herrick on February 1, 2008 per the terms of his July 21, 2007 employment agreement (the “CEO Employment Agreement”).

of RSUs granted to any participant can vary greatly depending on the individual’s performance, and, further, the value of the underlying shares is tied to company financial performance.

We typically grant equity awards to our executives once per year, on a pre-determined grant date that occurs shortly after the Committee approves the executive equity grants. The Committee reviews and approves the annual equity award for our CEO in the first quarter, and each other executive at a scheduled meeting, usually held in July (although Committee approval for our executives’ 2009 RSU awards occurred in March 2009). The RSU awards typically are granted on the first Nasdaq trading day of the month immediately following the Committee’s award approval date. In 2008, our executive equity awards consisted solely of time-based RSUs, as specified below. However, the Committee has the authority, and may elect, to grant other types of equity-based awards in the future.

Our current executive long-term incentive granting framework involves developing RSU grant ranges for our senior leadership team and, within those ranges, allocating awards to our executives based on company and individual performance during the prior year, cash compensation, amount of equity needed to achieve our pay mix and market targeting goals, and historical equity grants. Further, the Committee maintains discretion to make adjustments (upward or downward) to an executive’s incentive compensation if Sapient’s and/or individual goals are not achieved. The Committee believes this framework ensures not only that each executive receives appropriate awards, but also that the awards are equitably determined for all members of our senior leadership team.

The “at risk” component of the long-term incentive program is higher for our executives in more senior roles. Specifically, the targeted value of the long-term incentive component for our NEOs averaged approximately 100% of their base salaries, while, for the next tier of executives, such values averaged approximately 80% of their base salaries. Thus, the ratio of RSUs to cash varies by level of participant, with our more senior executives receiving a higher percentage of their total compensation in the form of RSUs.

Benefits and Perquisites

Our executives are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and welfare benefits (e.g., medical/dental plans, disability plans and life insurance) and our 401(k) Plan (or its equivalent for senior leadership team members located outside of the United States).

We do not offer any special “tax advantaged” programs for our executives. Additionally, while our executives from time to time receive certain immaterial personal benefits from Sapient, in 2008 the value of these perquisites did not exceed $10,000 for any executive. Consistent with our company-wide philosophy of promoting internal equity among all of our employees and not affording certain compensatory benefits only to an exclusive group of employees, and except as noted below regarding Dr. Oversohl, we do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

CEO Compensation Determination

With the assistance of the CEO Compensation Advisor, the Committee developed a 2008 compensation package for Mr. Herrick intended to be comparable to the CEO Peer Group (as regressed to match Sapient’s size) for both pay levels and mix.

The Committee assessed Mr. Herrick’s base salary and other compensation components based on a consideration of CEO pay within the CEO Peer Group companies. Further, the Committee assessed Mr. Herrick’s proposed compensation package for general conformity with market norms for pay mix, and confirmed that Mr. Herrick’s proposed pay mix was generally consistent with such norms. Additionally, the Committee considered company performance and Mr. Herrick’s performance against individual objectives.

Ultimately, Mr. Herrick’s 2008 compensation package resulted in the following changes to his 2007 compensation levels:

					Total Direct
					Compensation (Base
			Total Cash (Base		Salary, Annual Target
CEO		Annual Target	Salary + Target	Long-Term Incentive	Bonus and Long-Term
Compensation Element	Base Salary	Bonus	Bonus)	(RSUs)	Incentive Value*)
2008 Amount	$550,000	$500,000	$1,050,000	300,000ˆ ($2,166,000 market value*) vests 33 1/3% per year over 3 years	$3,216,000
2007 Amount	$475,000	$425,000	$900,000	150,000ˆˆ ($1,084,500 million market value*) vests 33 1/3% per year over 3 years	$1,984,500
Change	$75,000	$75,000	$150,000	$1,081,500	$1,231,500

ˆ	Includes 150,000 RSUs awarded to Mr. Herrick on February 1, 2008 per the terms of the CEO Employment Agreement.

ˆˆ	Represents 150,000 RSUs awarded to Mr. Herrick on August 1, 2007 per the terms of the CEO Employment Agreement.

*	Long-Term Incentive/Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.

Regarding Mr. Herrick’s 2008 annual bonus target, the Committee determined, consistent with Mr. Herrick’s 2007 bonus target metric, that the payment should directly correlate with our financial performance. In light of this goal, and to qualify Mr. Herrick’s 2008 annual incentive as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Committee established a performance-based, non-discretionary bonus target tied to Sapient’s 2008 non-GAAP operating profit. We define “non-GAAP operating profit” as income from our operations, as reported in our publicly filed financial statements on Form 10-K, adjusted to add back certain expenses identified as “non-GAAP” in our earnings release financial statements or other public disclosures. Mr. Herrick’s 2008 annual incentive target of $500,000 (the “2008 Incentive Target”), was payable in full if Sapient achieved a non-GAAP operating profit target of approximately $94.85 million (the “2008 Profit Target”). Depending on actual profit achievement as a percentage of the 2008 Profit Target (the “Profit Achievement Percentage”), Mr. Herrick was eligible to receive an annual incentive payment equal to the result obtained by multiplying the 2008 Incentive Target by the Profit Achievement Percentage. The potential incentive payment was capped at $2 million, and Mr. Herrick was ineligible to receive an incentive payment if the Profit Achievement Percentage was less than 20% (i.e., $18.97 million). Based on our actual 2008 non-GAAP operating profit of $79 million3 and a Profit Achievement Percentage of 83.3%, Mr. Herrick received a 2008 annual incentive payment equal to 83.3% of his 2008 Incentive Target, or $416,500.

Regarding Mr. Herrick’s 2008 long-term incentive, the CEO Compensation Advisor reviewed CEO Peer Group data to determine Median long-term incentive awards for chief executive officers. Then, consistent with our pay-for-performance philosophy and desire to put more of Mr. Herrick’s compensation at risk to promote retention and high performance, and taking into account Mr. Herrick’s strong performance in the CEO role to date, the Committee approved a grant of 150,000 time-based RSUs that began vesting January 1, 2008 in

3 For purposes of calculating Mr. Herrick’s 2008 annual incentive payment, the Committee excluded from Sapient’s 2008 non-GAAP operating profit results approximately $3.7 million attributable to our August 2008 acquisition of the Derivatives Consulting Group. As a result, the Committee determined Mr. Herrick’s 2008 annual incentive based on non-GAAP operating profit of $79 million (rather than $82.7 million, our publicly reported 2008 non-GAAP operating profit).

equal increments of 33 1/3% per year over three years. This amount is in addition to the 150,000 RSUs awarded to Mr. Herrick on February 1, 2008 per the terms of the CEO Employment Agreement.

On February 3, 2009, the Committee approved a new compensation package for Mr. Herrick based on the Executive Compensation Advisor’s assessment of the market competitiveness of, and recommendation concerning changes to, Mr. Herrick’s 2008 compensation package. To develop its compensation recommendations for Mr. Herrick, the Executive Compensation Advisor benchmarked Mr. Herrick’s compensation against the Compensation Peer Group. Additionally, the Executive Compensation Advisor evaluated Mr. Herrick’s compensation in light of our overall compensation objectives and strategy as well as the current economic climate and Sapient’s business outlook for 2009.

Based on the foregoing considerations — and Mr. Herrick’s request that, in light of current economic conditions, his base salary and bonus target not increase in 2009 — the Committee decided to maintain Mr. Herrick’s base salary and bonus target at the current (2008) levels. However, in recognition of his strong 2008 performance, and Compensation Peer Group data concerning long-term incentive awards, the Committee award Mr. Herrick 150,000 RSUs that will vest in equal installments over a four-year period. Accordingly, Mr. Herrick’s 2009 compensation package, as compared to his 2008 compensation packages, is as follows:

					Total Direct
					Compensation (Base
		Annual	Total Cash (Base		Salary, Target
CEO		Target	Salary + Target		Bonus and Long-Term
Compensation Element	Base Salary	Bonus	Bonus)	Long-Term Incentive (RSUs)	Incentive Value*)
				300,000ˆ ($1,179,000 market value*), of which: • 150,000 (approved in February 2009) vest 25% per year over 4 years; and
2009 Amount	$550,000	$500,000	$1,050,000	• 150,000 (approved per the CEO Employment Agreement) vest 33 1/3% per year over 3 years	$2,229,000

2008 Amount	$550,000	$500,000	$1,050,000	300,000ˆ ($2,166,000 market value*), vests 33 1/3% per year over 3 years	$3,216,000

Change	—	—	—	$(987,000)	$(987,000)

*	Long-Term Incentive/Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.

ˆ	Includes 150,000 RSUs awarded to Mr. Herrick on February 2, 2009 per the terms of the CEO Employment Agreement.

ˆˆ	Includes 150,000 RSUs awarded to Mr. Herrick on February 1, 2008 per the terms of the CEO Employment Agreement.

NEO Compensation Determinations

The Executive Compensation Advisor provided broad recommendations concerning changes to compensation levels for our other NEOs based both on its assessment of Sapient’s performance relative to the market and Sapient’s stated compensation philosophy. The Committee used the Executive Compensation Advisor’s analysis and recommendations, and factored in the other compensation decision-making inputs described above, to make the following 2008 compensation determinations for these executives:

				Actual
		2008 Annual		Incentive/Bonus Pay
	2008 Base	Incentive/Bonus	2008 Actual Annual	as% of Target
Named Executive Officer	Salary	Target	Incentive/Bonus Paid	Incentive
Joseph Tibbetts	$350,000	$192,500	$152,268	79.1%
Alan Wexler	$350,000	$250,000	$195,250	78.1%
Christian Oversohlˆ	$353,122	$242,771	$204,413	84.2%
Jane Owens	$290,000	$125,000	$98,875	79.1%

ˆ	As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to U.S. Dollars (“USD”) using an average of the 2008 Euro to USD exchange rate of $1.47134 (the “2008 Euro Exchange Rate”).

Mr. Tibbetts, SVP, CFO

The Committee determined that, in light of the Industry Peer Group compensation data, particularly the data concerning CFO compensation and internal pay parity, Mr. Tibbetts’ 2007 base salary (which was established per the terms of his October 16, 2006 employment agreement (the “CFO Employment Agreement”)) continued to be competitive and appropriate. Therefore, the Committee made no changes to Mr. Tibbetts’ base salary in 2008.

Concerning his 2008 bonus target, while Mr. Tibbetts’ Total Cash was at the Median of the Industry Peer Group, in light of his individual performance, contributions, skills and overall value to Sapient, the Committee decided to increase his 2008 bonus target from $175,000 to $210,000, which resulted in Total Cash approaching the 75th percentile of the Industry Peer Group. Regarding Mr. Tibbetts’ actual 2008 bonus payment, the Committee considered several factors, including: Sapient’s 2008 performance against company-wide revenue and profit growth goals; Mr. Tibbetts’ achievement of company-wide goals pertaining to people retention and morale, among others; his performance against various individually established goals and objectives for 2008 pertaining to Sapient’s finance function; and his contributions to our senior leadership team and the achievement of our Strategic Context. Based on these factors, in addition to Sapient’s achievement of 93.8% of its 2008 revenue target of $706 million and 87.2% of its non-GAAP operating profit target of $94.85 million, Mr. Tibbetts’ annual incentive pay as a percentage of his bonus target was 79.1%.

Mr. Tibbetts’ long-term incentive awards were established per the CFO Employment Agreement and resulted from a negotiation between Mr. Tibbetts and our Board of Directors at the time of his hiring. With the assistance of the CEO Compensation Advisor (who advised our Board of Directors in 2006 concerning Mr. Tibbetts’ initial compensation package), our Board determined that Mr. Tibbetts’ proposed long-term incentive award was consistent with our overall pay objectives and market norms. To align Mr. Tibbetts’ compensation with company performance, however, the Board determined that a significant portion of Mr. Tibbetts’ total equity incentives should be market-based awards, which vest if our stock achieves the levels described below. As a result, Mr. Tibbetts received a combination of time-based and market-based RSU awards. The time-based RSU awards consist of three grants of 75,000 RSUs each (225,000 RSUs in the aggregate), which occurred on the following dates: November 1, 2006; November 1, 2007; and November 1, 2008. Mr. Tibbetts’ market-based award consisted of 400,000 RSUs. The market-based RSUs vest in increments of 100,000 units when/if the average 30-day closing price of our stock equals or exceeds each of the following targets: $5.00; $10.00; $15.00; and $20.00. Any market-based units that have not vested as of the fourth anniversary of the RSU grant date will be forfeited. In December 2006, the first 100,000 share increment of Mr. Tibbetts’ market-based RSU award vested; the remaining 300,000 market-based RSUs have not yet vested. In 2008, the Committee did not award Mr. Tibbetts any equity additional to the awards described in the CFO Employment Agreement.

Based on the foregoing, and taking into account Mr. Herrick’s compensation recommendations and our compensation objectives and strategy, the Committee approved the following pay elements for Mr. Tibbetts:

					Total Direct
					Compensation (Base
CFO			Total Cash (Base		Salary, Annual Target
Compensation		Annual Target	Salary + Target	Long-Term Incentive	Bonus and Long-Term
Element	Base Salary	Bonus	Bonus)	(RSUs)	Incentive Value*)
2008 Amount	$350,000	$210,000	$560,000	75,000ˆ RSUs ($411,750 market value*) 33 1/3% vest 18 months from, and 66 2/3% vest at 3rd anniversary of, award date	$971,750
2007 Amount	$350,000	$175,000	$525,000	75,000 RSUs ($504,000 market value*) 33 1/3% vest 18 months from, and 66 2/3% vest at 3rd anniversary of, award date	$1,029,000
Change	—	$35,000	$35,000	$(92,250)	$(57,250)

ˆ	Represents 75,000 RSUs awarded to Mr. Tibbetts on November 1, 2008 per the terms of the CFO Employment Agreement.

*	Long-Term Incentive/Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.

Mr. Wexler, SVP, North America Business Unit

In determining appropriate pay levels for Mr. Wexler, the Committee considered the Executive Compensation Advisor’s compensation recommendations as well as Mr. Wexler’s experience, role, responsibilities, performance against individual objectives and internal pay parity among the executives and within our senior leadership team generally. Additionally, regarding Mr. Wexler’s base salary, the Committee considered that, while he had been serving as the head of our North American business for the past eighteen months, his salary had remained unchanged since 2006.

Further, the Committee determined Mr. Wexler’s 2008 bonus based principally on his 2008 performance against revenue and profit growth goals within North America. Specifically, Mr. Wexler’s actual 2008 annual incentive pay as a percentage of his annual target incentive was 78.1%, based on his achievement of 90% revenue (against a revenue target of $485 million) and 81% profit achievement (against a profit target of $131.7 million) for our North America and Government Services Business Units combined. Additionally, the Committee weighed Mr. Wexler’s leadership and achievements against individual objectives in determining his 2008 bonus.

To determine Mr. Wexler’s long-term incentive awards for 2008, the Committee considered several factors, including the strong performance and growth potential of the North America business unit, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, market comparisons (particularly comparisons to the Industry Peer Group), historical equity grants made to Mr. Wexler in each year since he joined Sapient, and internal pay parity between Mr. Wexler and Dr. Oversohl and among all of our leadership team members. Further, while Mr. Wexler’s total direct compensation relative to the Industry Peer Group was at Median, in light of his strong performance and the growth potential our North American business unit, among other factors, the Committee decided to grant Mr. Wexler a long-term incentive award that resulted in total direct compensation at approximately the 75th percentile in the Industry Peer Group.

Based on the foregoing, and taking into account Mr. Herrick’s compensation recommendations and our compensation objectives and strategy, the Committee approved the following pay elements for Mr. Wexler:

					Total Direct
					Compensation (Base
			Total Cash (Base		Salary, Annual Target
SVP NA Compensation		Annual Target	Salary + Target	Long-Term Incentive	Bonus and Long-Term
Element	Base Salary	Bonus	Bonus)	(RSUs)	Incentive Value*)
2008 Amount	$350,000	$250,000	$600,000	100,000 RSUs ($645,000 market value*)	$1,245,000
2007 Amount	$300,000	$225,000	$525,000	50,000 RSUs ($361,500 market value*)	$886,500
Change	$50,000	$25,000	$75,000	$283,500	$358,500

*	Long-Term Incentive/Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.

Dr. Oversohl, SVP, Europe Business Unit

In determining appropriate pay levels for Dr. Oversohl, the Committee considered the Executive Compensation Advisor’s compensation recommendations as well as Dr. Oversohl’s experience, role, responsibilities, performance against individual objectives and internal pay parity among the executives as well as our senior leadership team.

Because Dr. Oversohl had signed a new employment contract in early 2008 that established, among other things, a new base salary (retroactive to July 1, 2007), the Committee elected not to increase his base salary in 2008.

The Committee determined Dr. Oversohl’s 2008 bonus based primarily on his revenue and profit achievement against established goals for our European business. Specifically, Dr. Oversohl’s actual 2008 bonus payment, as a percentage of his bonus target, was 84.2%, based on the Europe Business Unit’s revenue achievement of 96% (against a revenue target of $217 million) and profit achievement of 85% (against a profit target of $67 million). Additionally, the Committee considered Dr. Oversohl’s performance against individual and strategic leadership objectives in determining his 2008 bonus.

In determining Dr. Oversohl’s long-term incentive awards for 2008, the Committee considered several factors, including the strong performance and growth potential of the Europe Business Unit, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, market comparisons to the Industry Peer Group, historical equity grants made to Dr. Oversohl in each year since he joined Sapient, and internal pay parity between Dr. Oversohl and Mr. Wexler and among all of our leadership team members.

Based on the foregoing, and taking into account Mr. Herrick’s compensation recommendations and our compensation objectives and strategy, the Committee approved the following pay elements for Dr. Oversohl:

					Total Direct
					Compensation (Base
			Total Cash (Base		Salary, Annual Target
SVP Europe		Annual Target	Salary + Target	Long-Term Incentive	Bonus and Long-Term
Compensation Element	Base Salary+,ˆ	Bonus+,ˆˆ	Bonus)+	(RSUs)+	Incentive Value*)
2008 Amount	$353,122	$242,771	$595,893	60,000 RSUs ($387,000 market value*)	$982,893
2007 Amount	$328,978	$205,611	$534,589	40,000 RSUs ($268,800 market value*)	$803,389

+	Dr. Oversohl’s compensation elements are converted from Euros to USD based on the 2008 Euro Exchange Rate for purposes of his 2008 compensation, and an average of the 2007 Euro to USD exchange rate of $1.37074 for purposes of his 2007 compensation.

ˆ	Dr. Oversohl’s 2007 base salary of €240,000 did not change in 2008.

ˆˆ	Dr. Oversohl’s annual target bonus increased from €150,000 in 2007 to €165,000 in 2008.

*	Long-Term Incentive/Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.

Ms. Owens, SVP, General Counsel

In determining appropriate pay levels for Ms. Owens, the Committee considered the Executive Compensation Advisor’s compensation recommendations as well as Ms. Owens’ experience, role, responsibilities, performance against individual objectives and internal pay parity among the executives as well as our senior leadership team generally. Additionally, the Committee based its compensation decision, in part, on a comparison of Ms. Owens’ compensation components and levels to the GC Survey Data.

Concerning Ms. Owens’ 2008 base salary adjustment, the Committee considered, among other factors, that her salary had not increased since 2006.

Additionally, the Committee determined Ms. Owens’ 2008 bonus based upon several considerations, including Sapient’s 2008 performance against company-wide revenue and profit growth goals, her achievement of company-wide goals pertaining to people retention and morale, among others, performance against various individually established goals and objectives for 2008 pertaining to Sapient’s legal function, and contributions to our senior leadership team and the achievement of our Strategic Context. Based on these factors and Sapient’s achievement of 93.8% of its 2008 revenue target of $706 million, and achievement of 87.2% of its non-GAAP operating profit target of $94.85 million, Ms. Owens’ annual incentive pay as a percentage of her bonus target was 79.1%.

Finally, in determining Ms. Owens’ 2008 long-term incentive award, the Committee considered Ms. Owens’ strong performance as our chief legal officer, her achievement of individual objectives, our pay-for-performance philosophy, market comparisons to the GC Survey Data, historical equity grants made to her since joining Sapient and pay parity within our senior leadership team.

Based on the foregoing, and taking into account Mr. Herrick’s compensation recommendations and our compensation objectives and strategy, the Committee approved the following pay elements for Ms. Owens:

					Total Direct
					Compensation (Base
			Total Cash (Base		Salary, Annual Target
GC Compensation		Annual Target	Salary + Target	Long-Term Incentive	Bonus and Long-Term
Element	Base Salary	Bonus	Bonus)	(RSUs)	Incentive Value*)
2008 Amount	$290,000	$125,000	$415,000	35,000 RSUs ($225,750 market value*)	$640,750
2007 Amount	$250,000	$125,000	$375,000	25,000 RSUs ($180,750 market value*)	$555,750
Change	$40,000	—	$40,000	$45,000	$85,000

*	Long-Term Incentive/Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.

Employment Contracts

The Company maintains employment agreements with Messrs. Herrick, Tibbetts, Wexler and Oversohl that contain severance arrangements and other terms of employment. Further, Messrs. Herrick and Tibbetts’ employment agreements contain provisions that provide each executive certain financial benefits in the case of a change in control of Sapient. The employment contracts and change in control provisions for the foregoing officers, as well as an estimate of the termination or change in control amounts that would be payable to the executives if such payments were triggered at year-end 2008, are summarized on pages 43 to 46. Additionally, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees.

While we do not routinely enter into executive employment agreements, in limited circumstances we have negotiated employment agreements with our senior executives and other company leaders. Consistent with market practice, we implemented employment agreements with Messrs. Herrick and Tibbetts to provide them post-termination benefits that are consistent with our overall pay objectives and typical market practice. These benefits are intended to enable each executive to focus on his present responsibilities and be fully committed to Sapient for the duration of his employment. Further, regarding Messrs. Herrick and Tibbetts’ change in control arrangements, we believe these arrangements are important for the foregoing reasons and because they align our senior executives’ interests to our stockholders’ interests. Additionally, providing change in control benefits helps ensure the objectivity of executives in reviewing potential change in control transactions and contributes to an overall pay program that is consistent with typical pay practices in this regard.

We entered into an employment agreement with Mr. Wexler in 2002 that provides a post-termination severance benefit equal to one year’s base pay and bonus pay. We implemented this arrangement with Mr. Wexler to promote his retention and commitment to Sapient during a time when the economic climate, and the market for our services, was less certain, and retention of senior leaders was critical.

For competitive reasons,4 and to promote Dr. Oversohl’s retention and commitment to Sapient by conferring on him the benefits described below, we entered into a new employment agreement with Dr. Oversohl effective as of July 1, 2007 (Dr. Oversohl had previously entered into an employment agreement with Sapient that expired on June 30, 2007) that includes, among other features, various supplemental and severance benefits. Dr. Oversohl’s supplemental benefits include: (1) a company premium contribution in the

4 Within Germany, employment agreements and post termination benefits of the type we have provided to Dr. Oversohl are standard features of executive compensation packages.

amount of 20,000 Euros per year into a retirement support fund for the benefit of Dr. Oversohl which is a legally independent fund and thus not subject to the control of Germany’s Insurance Supervisory Authority (BaFin) (the “Support Fund”); and (2) in lieu of receiving a company car, a monthly payment in the amount of 1,200 Euros per month, retroactive to July 1, 2007. In considering these benefits for Dr. Oversohl, we engaged two international benefits consulting firms: Sentinel Benefits Group, Inc. and Towers Perrin (together, the “International Consultants”). The International Consultants advised that German employers commonly make payments into retirement support funds for the benefit of their employees, particularly executives/managing directors, and that the executive payments typically are at an amount equal to 10% of an executive’s base salary. Additionally, the International Consultants advised that German executives/managing directors routinely receive an automobile allowance in the range of 1,200 to 1,800 Euros per month. In light of these benefits norms within Germany, Dr. Oversohl’s senior executive position within Sapient, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to Sapient, the Committee deemed it appropriate to make payments into a Support Fund for Dr. Oversohl in an amount equal to 8% of his base salary and pay an automobile allowance at the low end of the standard range for that benefit. Regarding Dr. Oversohl’s severance arrangement, under which he is entitled to severance compensation in an amount equal to 12 months of base salary payments upon specified termination events, we determined the size of this benefit based, in part, on a comparison to, and desire to ensure parity with, Mr. Wexler’s severance benefit.

We have not formally benchmarked our executives’ post-termination benefits against our industry peers. However, based on compensation data available from general industry resources, we believe the benefits are market competitive and not excessive.

Impact of Tax and Accounting on Compensation Decisions

In 2007, our shareholders approved an amendment to the 1998 Plan to enable cash and equity awards granted under the plan to qualify for tax benefits available under Section 162(m). Because, historically, total compensation levels for our executive officers (other than Messrs. Herrick and Tibbetts and, in 2008, Mr. Wexler) have not exceeded the $1 million threshold for which it would be desirable to qualify performance-based compensation for tax benefits under Section 162(m), we have qualified only Mr. Herrick’s performance-based compensation for these tax benefits. Currently, Mr. Herrick’s bonus is paid pursuant to our 1998 Plan and our other NEOs’ bonuses are paid pursuant to our Global Performance Bonus Plan. Pursuant to the 1998 Plan, and regarding awards intended to satisfy the performance-based exception under Section 162(m), the Committee maintains the subjective discretion to reduce, but not increase, incentive awards payouts below established annual incentive target levels. Further, notwithstanding the existence of the 1998 Plan and Mr. Herrick’s eligibility for an award thereunder, Sapient has reserved the right to make 2009 awards to its employees, including Mr. Herrick, outside of the 1998 Plan and subject to such criteria and conditions as the Compensation Committee may determine in its discretion. The Committee continues to monitor aggregate compensation levels among each of our executive officers in light of Section 162(m)’s tax benefits. Regarding those executives whose total compensation is anticipated to exceed $1 million in a given year, the Committee may opt in the future to structure compensation arrangements with the executives in a manner that qualifies elements of their compensation for Section 162(m) tax benefits.

When determining amounts of equity grants to executives and employees under our long-term incentive program, the Committee examines the accounting cost associated with the grants. Under SFAS No. 123R, grants of stock options, restricted stock, RSUs and other share-based payments result in an accounting charge for Sapient. The accounting charge is equal to the fair value of the instruments being issued. For RSUs, the cost is equal to the fair value of the stock on the grant date times the number of stock units granted. For stock options (if granted with time-based vesting), the cost is equal to the fair value of the option on the grant date using a Black-Scholes option pricing model times the number of options granted. RSUs granted with market-based vesting are valued using a lattice model. Regarding both RSUs and stock options, this expense is amortized over the requisite service or vesting period.

2009 Executive Program Changes

Consistent with the Committee’s decision to keep Mr. Herrick’s base salary and annual incentive target at 2008 levels in light of current and forecasted global economic conditions, the Committee anticipates that it will, similarly, freeze the current base salaries and annual incentive targets for Sapient’s other NEOs and senior leadership team members when it determines their 2009 compensation packages later this year. Further, the Committee will enhance its review of the Executive Program in an effort to ensure that no components of the program will encourage executives to take unnecessary or excessive risks that could threaten the value of Sapient. Additionally, while Mr. Herrick’s annual bonus and other performance-based compensation is subject to recoupment (“clawback”) under circumstances where Sapient materially fails to comply with a financial reporting requirement in connection with material misconduct by Mr. Herrick or any U.S. employee whom he supervises, Sapient does not have an executive compensation clawback policy. The Committee will consider in 2009 whether to adopt a policy that authorizes executive compensation clawbacks where Sapient must make a financial restatement or recalculate a financial metric applicable to an annual bonus payment or a long-term incentive award. Finally, while we do not have stock ownership guidelines for our NEOs, the Committee has reviewed and is comfortable with the current level of NEO stock ownership. The Committee will continue to monitor the stock holdings of our NEOs.

Report of the Compensation Committee on Executive Compensation

The report by this Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Sapient Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bruce D. Parker, Chairperson
Darius W. Gaskins, Jr.
Ashok Shah

Summary Compensation Table — 2006, 2007 & 2008

The following table sets forth NEO compensation for the fiscal years ended December 31, 2008, 2007 and 2006.

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)(2)	($)(1)	($)	($)(3)	Total ($)

Alan J. Herrick	2008	$531,250	$1,677,067	$45,378	$416,500	$1,250	$2,690,195
President and Chief Executive Officer	2007	$475,000	$843,395	$125,103	$350,753	$1,250	$1,795,501
	2006	$300,000	$251,003	$104,528	$255,844	$1,250	$912,625
Joseph S. Tibbetts, Jr.	2008	$350,000	$631,268	—	$152,268	$1,250	$1,134,786
Senior Vice President and Chief	2007	$350,000	$1,012,791	—	$140,525	$1,250	$1,504,566
Financial Officer	2006	$61,026	$706,238	—	$29,225	$1,250	$797,739
Alan M. Wexler	2008	$323,000	$303,161	$37,852	$195,250	$1,250	$887,513
Senior Vice President, North America	2007	$300,000	$192,225	$64,321	$159,928	$1,250	$737,724
	2006	$255,000	$88,845	$91,654	$200,486	$1,250	$637,235
Christian Oversohl(4)	2008	$353,122	$156,063	$28,701	$204,413	$65,180 (5)	$807,479
Senior Vice President, Europe	2007	$308,417	$104,462	$60,490	$205,611	$37,696	$716,676
	2006	$263,766	$92,311	$57,434	$93,371	—	$506,882
Jane E. Owens(6)	2008	$283,333	$122,774	$7,281	$98,875	$1,250	$520,180
Senior Vice President, General Counsel and Secretary

(1)	Amounts reflect the 2008 compensation cost of awards held by the NEO, calculated in accordance with SFAS No. 123R expensed over the vesting period of the award, but do not include any assumed forfeitures. See footnote (15) in the Notes to Consolidated Financial Statements section of our Annual Report.

(2)	The compensation cost associated with stock awards granted to Mr. Herrick includes an award accounted for as of an initial grant date but which commences vesting after December 31, 2008. See footnote (4) to the table entitled “Outstanding Equity Awards at Fiscal Year-End — 2008” on page 40 of this Proxy Statement.

(3)	Other than as noted in footnote (5) below, this column only includes the value of the Company’s 401(k) contributions for each executive in 2008. The NEOs from time to time received certain immaterial personal benefits from the Company in 2008; however, the value of these perquisites for each executive did not exceed $10,000.

(4)	As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to American Dollars using an average of the 2008 Euro to USD exchange rate of $1.47134.

(5)	As part of his overall compensation, Dr. Oversohl received a car allowance in the amount of $1,766 per month for the year ended December 31, 2008, as well as an annual Internet allowance in the amount of $441. Additionally, the Company contributed $29,427 into a Support Fund for Dr. Oversohl. These amounts were converted from Euros to American Dollars using an average of the 2008 Euro to USD exchange rate of $1.47134.

(6)	Ms. Owens’ compensation for the years ended December 31, 2007 and December 31, 2006 is not included in this table as she was not a NEO prior to 2008.

Grants of Plan-Based Awards — 2008

The following table provides information regarding plan-based awards granted to each of the NEOs as of December 31, 2008.

			(c)
			Estimated Future	(d)	(e)
			Payouts	All Other Stock	Fair Value
			Under Non-Equity	Awards:	of Stock at	(f)
			Incentive Plan	Number of	Closing on	Total Fair Value
	(a)	(b)	Awards(3)	Shares of	Date of Grant	of Equity
Name	Grant Date(1)	Approval Date(2)	Target ($)	Stock or Units (#)	($/Sh)(4)	Award ($)(5)

Alan J. Herrick(6)			$500,000
	4/1/2008	3/28/2008		50,000	$7.14	$357,000
	5/1/2008	4/22/2008		100,000	$7.47	$747,000
Joseph S. Tibbetts, Jr.(7)			$192,500
Alan M. Wexler			$250,000
	8/1/2008	7/7/2008		100,000	$6.45	$645,000
Christian Oversohl(8)			$242,771
	8/1/2008	7/7/2008		60,000	$6.45	$387,000
Jane E. Owens			$125,000
	8/1/2008	7/7/2008		35,000	$6.45	$225,750

(1)	This column shows the SFAS No. 123R date of the grant.

(2)	This column shows the date on which the Compensation Committee approved the grants referenced in column (a). Consistent with past practice, the Compensation Committee set the grant date for each award to be the first Nasdaq trading day in the month following approval.

(3)	These targets reflect 43 — 91% of the NEOs’ base salaries.

(4)	These prices represent Sapient’s closing stock price on the RSU grant date referenced in column (a) of the table.

(5)	The Total Fair Value is determined by multiplying the number of RSUs granted in 2008 by the price listed in column (d) of this table.

(6)	Under his July 21, 2007 Employment Agreement, Mr. Herrick was awarded 150,000 RSUs on February 1, 2008, which commenced vesting on January 1, 2008. Since the SFAS No 123R grant date for these RSUs is August 1, 2007, they were disclosed in the “Grants of Plan-Based Awards” table of the Proxy Statement for the 2008 Annual Meeting. An additional committed 150,000 RSUs commence vesting on January 1, 2009.

(7)	Under his October 16, 2006 Employment Agreement, Mr. Tibbetts was awarded 75,000 RSUs on November 1, 2008, which commenced vesting on that date. Since the SFAS No 123R grant date for these RSUs is November 1, 2006, they were disclosed in the “Grants of Plan-Based Awards” table of the proxy statement for the 2007 Annual Meeting of the Stockholders of the Company.

(8)	As Dr. Oversohl is compensated in Euros, his target of €165,000 was converted to $242,771 using an average of the 2008 Euro to USD exchange rate of $1.47134.

Outstanding Equity Awards at Fiscal Year-End — 2008

The following table provides information regarding all outstanding equity awards held by each of the NEOs as of December 31, 2008.

	Option Awards					Stock Awards
								Equity Incentive Plan
									Plan
									Awards:
								Plan	Market
								Awards:	or Payout
								Number of	Value of
							Market	Unearned	Unearned
							Value of	Shares,	Shares,
	Number of	Number of				Number of	Shares or	Units or	Units or
	Securities	Securities				Shares or	Units of	Other	Other
	Underlying	Underlying				Units of	Stock That	Rights	Rights
	Unexercised	Unexercised	Option		Option	Stock That	Have Not	That	That
	Options (#)	Options (#)	Exercise		Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)		Date	Vested (#)	($)(1)	Vested (#)	Vested ($)(1)

Alan J. Herrick	—	—	—		—	7,850(2)	$34,854	—	—
	—	—	—		—	150,750(3)	$669,330	—	—
	—	—	—		—	400,000(4)	$1,776,000	—	—
	—	—	—		—	50,000(5)	$222,000	—	—
	—	—	—		—	100,000(6)	$444,000	—	—
	60,000	—	$34.55		11/1/2009	—	—	—	—
	1,000	—	$35.75		2/28/2010	—	—	—	—
	10,000	—	$10.31		3/15/2011	—	—	—	—
	10,000	—	$10.90		5/15/2011	—	—	—	—
	15,000	—	$5.93		12/3/2011	—	—	—	—
	7,500	—	$7.00	*	12/3/2011	—	—	—	—
	22,500	—	$7.25		1/2/2012	—	—	—	—
	18,150	—	$1.47		5/31/2012	—	—	—	—
	18,150	—	$1.76	*	5/31/2012	—	—	—	—
	18,700	—	$1.55		6/18/2012	—	—	—	—
	15,000	—	$2.82		6/16/2013	—	—	—	—
	45,000	—	$3.14	*	6/16/2013	—	—	—	—
	50,000	—	$6.04		6/1/2014	—	—	—	—
	15,000	—	$7.92		12/17/2014	—	—	—	—
Joseph S. Tibbetts, Jr.(7)	—	—	—		—	200,000	$888,000	300,000	$1,332,000
Alan M. Wexler	—	—	—		—	6,000(8)	$26,640	—	—
	—	—	—		—	20,100(9)	$89,244	—	—
	—	—	—		—	13,400(10)	$59,496	—	—
	—	—	—		—	50,000(11)	$222,000	—	—
	—	—	—		—	100,000(12)	$444,000	—	—
	12,000	—	$16.31		4/13/2009	—	—	—	—
	20,000	—	$53.63		1/14/2010	—	—	—	—
	3,660	—	$35.75		2/28/2010	—	—	—	—
	7,500	—	$10.31		3/15/2011	—	—	—	—
	7,500	—	$10.90		5/15/2011	—	—	—	—
	1	—	$5.93		12/3/2011	—	—	—	—
	20,000	—	$3.14	*	6/16/2013	—	—	—	—
	20,000	—	$7.92		12/17/2014	—	—	—	—
Christian Oversohl	—	—	—		—	2,125(13)	$9,435	—	—
	—	—	—		—	14,740(14)	$65,446	—	—
	—	—	—		—	40,000(15)	$177,600	—	—
	—	—	—		—	60,000(16)	$266,400	—	—
	65,354	—	$28.69		11/13/2010	—	—	—	—
	7,500	—	$5.93		12/3/2011	—	—	—	—
	7,500	—	$7.25		1/2/2012	—	—	—	—
	20,000	—	$2.82		6/16/2013	—	—	—	—
	42,500	—	$6.04		6/1/2014	—	—	—	—

	Option Awards					Stock Awards
								Equity Incentive Plan
									Plan
									Awards:
								Plan	Market
								Awards:	or Payout
								Number of	Value of
							Market	Unearned	Unearned
							Value of	Shares,	Shares,
	Number of	Number of				Number of	Shares or	Units or	Units or
	Securities	Securities				Shares or	Units of	Other	Other
	Underlying	Underlying				Units of	Stock That	Rights	Rights
	Unexercised	Unexercised	Option		Option	Stock That	Have Not	That	That
	Options (#)	Options (#)	Exercise		Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)		Date	Vested (#)	($)(1)	Vested (#)	Vested ($)(1)

Jane E Owens	—	—	—		—	1,875(17)	$8,325	—	—
	—	—	—		—	13,400(18)	$59,496	—	—
	—	—	—		—	25,000(19)	$111,000	—	—
	—	—	—		—	35,000(20)	$155,400	—	—
	50,000	—	$41.81		9/25/2010	—	—	—	—
	17,500	—	$10.31		3/15/2011	—	—	—	—
	17,500	—	$10.90		5/15/2011	—	—	—	—
	3,333	—	$6.46	*	12/3/2011	—	—	—	—
	6,667	—	$5.93		12/3/2011	—	—	—	—
	10,000	—	$7.25		1/2/2012	—	—	—	—
	18,425	—	$1.47		5/31/2012	—	—	—	—
	9,075	—	$1.76	*	5/31/2012	—	—	—	—
	8,750	—	$2.82		6/16/2013	—	—	—	—
	26,250	—	$3.14	*	6/16/2013	—	—	—	—
	15,000	—	$6.04		6/1/2014	—	—	—	—

*	Options were amended to avoid the adverse tax consequences of Section 409A of the Internal Revenue Code of 1986, as amended, by increasing the exercise price of the affected portion of the option award to the fair market value on the date of grant.

(1)	Assumes a stock price of $4.44 as of December 31, 2008 to calculate the in-the-money value of unvested equity.

(2)	7,850 shares of restricted stock vest on July 1, 2009.

(3)	150,750 shares of restricted stock vest on July 17, 2009.

(4)	100,000 of the RSUs vest in equal installments on each of January 1, 2009, and January 1, 2010. Of the remaining 300,000 RSUs, 150,000 were awarded to Mr. Herrick on February 1, 2008 and the other 150,000 will be awarded on the first Nasdaq trading day of February in 2009, provided Mr. Herrick is still employed by the Company. Each of these awards vests in three equal annual installments commencing on January 1. These RSUs have a SFAS No 123R grant date of August 1, 2007.

(5)	50,000 of the RSUs vest in equal installments on each of January 1, 2009, January 1, 2010 and January 1, 2011.

(6)	100,000 of the RSUs vest in equal installments on each of January 1, 2009, January 1, 2010 and January 1, 2011.

(7)	Of the 200,000 RSUs subject to time-based vesting and valued at $888,000 in this table, 75,000 RSUs were awarded to Mr. Tibbetts on each of the first and second anniversary of the date of grant of the Initial Grant, November 1, 2006. The 300,000 RSUs listed on this table and valued at $1,332,000 are the unvested portion of an RSU grant that vests in the following amounts if and when the average 30-day closing price of the Company’s common stock as listed on the Nasdaq Global Select Market equals or exceeds the following per share prices, provided Mr. Tibbetts is still employed by the Company on each such vesting date: 100,000 shares at $10.00 per share; 100,000 shares at $15.00 per share; and 100,000 shares at $20.00 per share.

(8)	6,000 shares of restricted stock vest on July 1, 2009.

(9)	20,100 shares of restricted stock vest on July 17, 2009.

(10)	13,400 shares of restricted stock vest on October 2, 2009.

(11)	16,500 shares of restricted stock vested on February 1, 2009, and 33,500 shares of restricted stock vest on August 1, 2010.

(12)	100,000 RSUs vest in equal installments on each of August 1, 2009, August 1, 2010, and August 1, 2011 and August 1, 2012.

(13)	2,125 shares of restricted stock vest on July 1, 2009.

(14)	14,740 shares of restricted stock vest on October 2, 2009.

(15)	13,200 shares of restricted stock vested on February 1, 2009, and 26,800 shares of restricted stock vest on August 1, 2010.

(16)	60,000 RSUs vest in equal installments on each of August 1, 2009, August 1, 2010, and August 1, 2011 and August 1, 2012.

(17)	1,875 shares of restricted stock vest on July 1, 2009.

(18)	13,400 shares of restricted stock vest on July 17, 2009.

(19)	8,250 shares of restricted stock vested on February 1, 2009, and 16,750 shares of restricted stock vest on August 1, 2010.

(20)	35,000 RSUs vest in equal installments on each of August 1, 2009, August 1, 2010, and August 1, 2011 and August 1, 2012.

Option Exercises and Stock Vested — 2008

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the vesting of stock awards during fiscal 2008 by each of the NEOs.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares
	Shares	Realized	Acquired on	Value
	Acquired on	Upon	Vesting	Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Alan J. Herrick	—	—	50,000	$440,500
	—	—	74,250	$502,673
	—	—	7,850	$52,454
Joseph S. Tibbetts, Jr.	—	—	25,000	$178,000
Alan M. Wexler(1)	24,750	$135,539	9,900	$67,023
	7,500	$16,135	6,600	$47,038
	250	$1,983	6,000	$40,092
	10,000	$33,614	—	—
	5,000	$16,807	—	—
Christian Oversohl	—	—	7,260	$51,742
	—	—	2,125	$14,199
Jane E. Owens	—	—	6,600	$44,682
	—	—	1,875	$12,529

(1)	Mr. Wexler exercised stock options in 2008 as follows:

Shares	Exercise Date	Closing Price	Exercise Price

24,750	3/3/2008	$7.06	$1.76
7,500	8/28/2008	$9.43	$7.25
250	8/28/2008	$9.43	$1.47
10,000	8/28/2008	$9.43	$6.04
5,000	8/28/2008	$9.43	$6.04

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or deferred compensation plans.

Employment, Severance and Change in Control Agreements

Employment Agreements

The Company has entered into employment agreements with certain of its NEOs, as described below. Additionally, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor, and/or soliciting Sapient clients and employees.

Alan J. Herrick.  On July 21, 2007, the Company and Mr. Herrick entered into an agreement under which the parties agree that Mr. Herrick will serve as Sapient’s President and Chief Executive Officer. The agreement, which commenced on November 1, 2006, has an initial term of three years (the “Initial Term”) and will automatically renew for successive one-year terms, unless either the Company or Mr. Herrick provides written notice, at least 60 days prior to the expiration of the term, that the Agreement shall not be renewed. Under the agreement, Mr. Herrick’s annual base salary was $475,000 and he was eligible for an annual performance bonus with a target of $425,000. The Compensation Committee will establish the target each year, and the amount paid to Mr. Herrick for that year will be based upon objective performance metrics. The agreement further provides that Mr. Herrick will receive a grant of 150,000 RSUs in each of 2007, 2008 and 2009. The grant date for the 2007 grant was the first Nasdaq trading date of August 2007. The grant dates for the 2008 grant was the first Nasdaq trading day of February 2008 and the 2009 grant is the first Nasdaq trading date of February 2009. All of these RSUs will vest 33 1/3% annually on January 1 of each of the first three years following the year in which the grant was made, so long as Mr. Herrick is still employed as President and CEO on that date.

Mr. Herrick will receive severance benefits if (i) the Company terminates him for a reason other than for cause, because of a disability, or on account of his death; (ii) he terminates his employment with good reason; or (iii) the Company elects not the renew his agreement at the end of the Initial Term. In each of these situations, Mr. Herrick would be entitled to receive a lump-sum payment equal to 100% of his base salary and target bonus amounts in the year of termination and acceleration of a pro rata portion of his unvested equity awards. Mr. Herrick is also entitled to receive change in control benefits if he is terminated within two years following a change in control of the Company for a reason other than for cause or by him for good reason. In either instance, Mr. Herrick would be entitled to receive a lump-sum payment equal to 150% of his base salary and target bonus amounts, the acceleration of all issued but unvested equity awards, and a 24-month continuation of certain benefits. See “Potential Payments on Termination or Change in Control” below.

Joseph S. Tibbetts, Jr.  On October 16, 2006, the Company and Mr. Tibbetts entered into an agreement under which the parties agree that Mr. Tibbetts will serve as Sapient’s Senior Vice President and Chief Financial Officer. The agreement has no term and indicates that Mr. Tibbetts’ employment is on an “at-will” basis. Under the agreement, Mr. Tibbetts’ annual base salary was $350,000 and he was entitled to a prorated performance bonus with a target of $175,000 for 2006, and was eligible for a performance bonus with a target of not less than $175,000 for 2007. Mr. Tibbetts was awarded 625,000 RSUs, of which 400,000 are subject to performance-based vesting, and 225,000 are subject to time-based vesting. The 400,000 performance-based RSUs vest in four equal installments, if and when the average 30-day closing price of the Company’s common stock on the Nasdaq Global Select Market equals or exceeds $5.00, $10.00, $15.00, and $20.00, respectively, provided he is still employed by the Company at the time such vesting occurs. Of the 225,000 RSUs subject to time-based vesting, 75,000 were granted upon employment (the “Initial Grant”), with 24,750 vesting 18 months from the date of grant of the Initial Grant, and 50,250 vesting on the third anniversary of the Initial Grant. Further, Mr. Tibbetts received an additional 150,000 RSUs under his agreement, 75,000 of which commenced vesting on the first anniversary of the Initial Grant, and 75,000 of which commenced vesting on the second anniversary of the Initial Grant, each with vesting terms identical to the vesting terms of the Initial Grant.

If Mr. Tibbetts’ employment is terminated by the Company without Cause, or by him for Good Reason, and other than pursuant to a Change in Control (as these terms are defined in the agreement), the Company is required to provide Mr. Tibbetts compensation equal to 150% of his base salary and target bonus amount, benefits continuation, and the acceleration of certain outstanding RSUs. In the event of a Change in Control, all outstanding RSUs held by Mr. Tibbetts shall become fully vested. Should Mr. Tibbetts be terminated within the two-year period following such Change in Control, he will be paid a lump-sum payment equal to 200% of his base salary and target bonus amount. See “Potential Payments on Termination or Change in Control,” below.

Alan M. Wexler.  On April 1, 2002, the Company entered into a letter agreement with Alan M. Wexler, pursuant to which Mr. Wexler is entitled to severance compensation in an amount equal to one year of base salary and bonus payments if he is terminated by the Company without cause. See “Potential Payments on Termination or Change in Control,” below.

Christian Oversohl.  On March 15, 2008, Sapient GmbH, a Company subsidiary of which the Company is the sole stockholder, entered into an agreement with Dr. Oversohl, under which it is agreed that Dr. Oversohl, a Senior Vice President of the Company, will continue to serve as Managing Director of Sapient GmbH. The agreement is effective July 1, 2007 and expires on August 31, 2010. Pursuant to the agreement, Dr. Oversohl’s annual base salary is €240,000, retroactive to July 1, 2007, and he was eligible for an annual performance bonus with a target of €150,000 for 2007 and €165,000 for 2008, and is eligible for a minimum target bonus of €165,000 in 2009. Dr. Oversohl also was granted 40,000 RSUs that are subject to time-based vesting over three years, beginning August 1, 2007. Thirty-three percent of the RSUs vested on February 1, 2009 and 67% of the RSUs will vest on August 1, 2010, so long as Dr. Oversohl is still employed on the applicable vest date. Additionally, under the agreement, the Company shall contribute a premium of €20,000 per annum to a Support Fund for the benefit of Dr. Oversohl. In lieu of Dr. Oversohl being provided a Company car (customary practice for European Managing Directors), he receives an additional monthly payment of €1,200, retroactive to July 1, 2007, payable in accordance with the normal payroll schedule of Sapient GmbH. As part of his overall compensation, Dr. Oversohl also receives a monthly Internet allowance of €25.

Dr. Oversohl is entitled to severance compensation in an amount equal to 12 months of base salary payments. In return for abiding by his covenant not to compete against the Company for the 12 month period following termination of the agreement, Dr. Oversohl will receive monthly compensation during the 12 month period equal to 50% of the amount of his last monthly base salary in effect at the time of his termination. The Company may waive this covenant at any time by providing Dr. Oversohl with at least six months prior written notice. See “Potential Payments Upon Termination or Change in Control,” below.

Jane E. Owens.  The Company has not entered into an employment agreement with Ms. Owens.

Potential Payments Upon Termination or Change in Control

As described under “Employment Agreements,” above, the Company is required to make certain payments to certain of the NEOs upon termination of their employment. The following information summarizes those payments, assuming a termination date of or a change in control on December 31, 2008.

Alan J. Herrick

					Value of
	Cash Severance				Accelerated
	Base				Unvested Equity		Benefits
	Salary ($)		Bonus ($)		($)(3)		Continuation		Total

Termination by the Company Without Cause; Termination as a Result of Death, Disability, or by the NEO with Good Reason	$550,000	(1)	$500,000	(1)	$1,669,704	(4)	$16,905	(6)	$2,736,609
Termination by the Company Without Cause; or by the NEO with Good Reason Following a Change in Control	$825,000	(2)	$750,000	(2)	$3,146,184	(5)	$16,905	(6)	$4,738,089

(1)	The multiple used for purposes of these calculations is 1.0.

(2)	The multiple used for purposes of these calculations is 1.5.

(3)	Represents the value of all accelerated equity, based on a stock price of $4.44, the closing price of Sapient stock on December 31, 2008.

(4)	Reflects the value of a pro rata portion of all unvested equity. Such pro rated portion is calculated, for each applicable RSU, based on a fraction, the numerator of which is the number of monthly anniversaries of the “vesting start” measurement date (each a “monthly anniversary”) that have occurred on or before the December 31, 2008 and the denominator of which is the total number of monthly anniversaries required to occur for each particular “tranche” of shares underlying such RSU to vest.

(5)	Reflects the value of all unvested equity as of December 31, 2008.

(6)	Reflects value of benefits continuation for the 24-month period following termination without “Cause,” as a result of death, disability, or for “Good Reason.”

Joseph S. Tibbetts, Jr.

					Value of
	Cash Severance				Accelerated
	Base				Unvested		Prorated	Benefits
	Salary ($)		Bonus ($)		Equity ($)(3)		Bonus(4)	Continuation		Total

Termination by the Company Without Cause or by the NEO with Good Reason	$525,000	(1)	$288,750	(1)	$444,000	(5)	$192,500	$12,678	(7)	$1,462,928
Change in Control (Without Termination)	—		—		$2,220,000	(6)	—	—		$2,220,000
Termination by the Company Without Cause or by the NEO with Good Reason Following a Change in Control	$700,000	(2)	$385,000	(2)	$2,220,000	(6)	—	—		$3,305,000

(1)	The multiple used for purposes of these calculations is 1.5.

(2)	The multiple used for purposes of these calculations is 2.0.

(3)	Represents the value of all accelerated equity, based on a stock price of $4.44, the closing price of Sapient stock on December 31, 2008.

(4)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2008.

(5)	Any unvested RSUs subject to performance-based vesting will continue to vest during the 90-day period following termination. Outstanding time-based RSUs will be subject to accelerated vesting such that the next scheduled vesting date will be deemed to have occurred on the date of termination. Mr. Tibbetts will be entitled to the value of 100,000 time-based RSUs as a result of accelerated vesting.

(6)	Reflects the value of all unvested time-based RSUs (200,000 shares) and all unvested performance-based RSUs (300,000 shares).

(7)	Reflects value of benefits continuation for the 18-month period following termination without “Cause” or for “Good Reason.”

Alan M. Wexler

If Mr. Wexler had been terminated without cause as of December 31, 2008, the Company would have been required to pay him $600,000, which represents the sum of his 2008 base salary (as of December 31, 2008) and his 2008 bonus payment. Mr. Wexler’s employment agreement does not contain any change in control provisions.

Christian Oversohl

If Dr. Oversohl had been terminated without cause as of December 31, 2008, the Company would have been required to pay him $353,122, which represents his 2008 base salary (as of December 31, 2008), using an average of the 2008 Euro to USD exchange rate of $1.47134. Dr. Oversohl’s employment agreement does not contain any change in control provisions.

Certain Relationships and Related Transactions

Greenberg Consulting Agreement

In October 2006, in connection with his resignation as Chief Executive Officer, Jerry A. Greenberg and Sapient entered into a consulting agreement under which Mr. Greenberg may provide consulting services to the Company in respect of long-term strategic planning, ongoing client relations and general business development. The initial consulting agreement, effective October 16, 2006, had an initial term of one year and could be terminated by either party upon written notice. In November 2007, the agreement term was extended for a two-year period and will expire on November 8, 2009. The amounts earned under this arrangement were $200,000 for 2008, $150,000 for 2007 and $70,000 for 2006.

Benson Relationship to Company Consultant

From November 2006 through March 31, 2008, the Company received compensation consulting services from Pearl Meyer & Partners, a compensation consultancy (“Pearl Meyer”). Mr. Benson, who joined Sapient’s Board of Directors in August 2007, is a principal of and holder of a 17.5% ownership interest in Clark Wamberg, LLC (“Clark Wamberg”), the parent of Pearl Meyer. Fees paid to Pearl Meyer for services rendered in each of 2006, 2007, and 2008 were $69,000, $402,000, and $6,000, respectively. Aggregate fees paid by the Company to Pearl Meyer since the beginning of its engagement were approximately $477,000. As of January 1, 2009, the Company no longer receives consulting services from nor has any obligation to Pearl Meyer.

Pre-Approval Policy Regarding Related Party Transactions

The Company’s Audit Committee has the responsibility for the review and prior approval of all transactions between the Company and its officers, directors, or any related parties or affiliates of the Company’s officers.

Stockholder Proposals

Our Stockholders may submit a proposal to be considered for a vote at our 2010 Annual Meeting. If you wish to submit a proposal for consideration, you should adhere to the following procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws:

If you wish to submit a proposal to be considered at the 2010 Annual Meeting and would like the proposal to be included in our 2010 proxy statement, you must have held at least $2,000 in market value, or 1%, of the Company’s common stock entitled to be voted at the meeting for at least one year prior to the date you submit your proposal, and you must hold those securities through the date of the meeting. Also, you must deliver a proposal made pursuant to Rule 14a-8 to our Corporate Secretary at the Company’s headquarters no later than December 21, 2009.

If you wish to submit a proposal to be considered at the 2010 Annual Meeting but do not want the proposal to be included in our proxy materials for that meeting, you must provide your written request not less than 60 nor more than 90 days prior to the meeting, or no later than April 2, 2010, assuming our 2010 Annual Meeting will be held on June 3, 2010.

In the event that notice of the date of our 2010 Annual Meeting is provided to stockholders less than 70 days beforehand, and without prior public disclosure, your request must be received no later than the close of business on the 10th day (or if such day is not a business day, the close of business on the preceding business day) following the date on which such notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. Proposals that do not comply with these notice provisions will not be considered at the 2010 Annual Meeting.

Other Matters

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items described above. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

We will pay the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K for the year ended December 31, 2008, Notice and Proxy Statement are available at www.proxyvote.com.
M14582-P79478
Sapient
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF SAPIENT CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2009
Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Alan J. Herrick and Joseph S. Tibbetts, Jr., and each of them, with full power of substitution, as Proxies, to represent and vote, as designated hereon, all shares of stock of Sapient Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held Thursday, June 4, 2009, at 9:00 a.m., local time, at the Company’s headquarters located at 131 Dartmouth Street, Boston, MA 02116 and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address Changes/Comments: ___ ___ ___
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Sapient
131 DARTMOUTH STREET BOSTON, MA 02116
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an 131 DARTMOUTH STREET electronic voting instruction form.
BOSTON, MA 02116 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the environmental impact and costs associated with mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sapient Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M14581-P79478 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SAPIENT CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Vote on Directors number(s) of the nominee(s) on the line below.
1. To elect 01) James M. Benson, 02) Hermann Buerger, 0 0 0 03) Darius W. Gaskins, Jr., 04) Alan J. Herrick, 05) J. Stuart Moore, 06) Bruce D. Parker, 07) Ashok Shah, and 08) Vijay Singal, as directors of the Company for a one-year term.
For Against Abstain Vote on Proposal
2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2009. 0 0 0
3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. For address changes and/or comments, please check this box and write them on 0 the back where indicated. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date